       77                                            EXHIBIT 10.17

         	DEFINITIVE AGREEMENT FOR COMPOUNDING SERVICES



                             	BETWEEN


                          	MYTEX POLYMERS
                           	as Purchaser

                               	AND

                         	CHEMTRUSION, INC.
                            	as Supplier

                       	TABLE OF CONTENTS

                        	ARTICLE I 	PAGE
                          	Definitions

1.1	-	Affiliates...........................................................	1
1.2	-	Agreement............................................................	1
1.3	-	Budget...............................................................	1
1.4	-	Confidential Information.............................................	2
1.5	-	Construction Completion Date.........................................	2
1.6	-	Construction Financing Debt Service..................................	2
1.7	-	Contract Year........................................................	2
1.8	-	Damages..............................................................	2
1.9	-	Default..............................................................	2
1.10	-	Defaulting Party....................................................	2
1.11	-	Finished Products...................................................	2
1.12	-	Force Majeure.......................................................	2
1.13	-	Notice Date.........................................................	2
1.14	-	Notifying Party.....................................................	2
1.15	-	Plans...............................................................	2
1.16	-	Plant...............................................................	2
1.17	-	Plant Site..........................................................	2
1.18	-	Production Charges..................................................	2
1.19	-	Purchaser...........................................................	3
1.20	-	Purchaser Indemnified Parties.......................................	3
1.21	-	Raw Materials.......................................................	3
1.22	-	Supplier............................................................	3
1.23	-	Supplier Indemnified Parties........................................	3
1.24	-	Utility Facilities..................................................	3

                            	ARTICLE II
             	General Representations and Warranties

2.1	-	General Representations and Warranties of Purchaser..................	3
2.2	-	General Representations and Warranties of Supplier...................	4
2.3	-	General Representations and Warranties of the Parties................	4

                          	ARTICLE III
            	Plant Construction and Certification

3.1	-	Plant Financing......................................................	5
3.2	-	Selection and Acquisition of the Plant Site..........................	5
3.3	-	Construction Completion Date.........................................	6













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

3.4	-	Construction of the Plant............................................	6
3.5	-	Supplier's Representations and Warranties Concerning the Plant.......	6
3.6	-	Inspection of the Plant Construction; Progress Approvals.............	7
3.7	-	Change Orders........................................................	8
3.8	-	Certification of Plant..............................................	10
3.9	-	Construction Incentives and Penalties...............................	11

                           	ARTICLE IV
               	Production of the Finished Products

4.1	-	Production of the Finished Products.................................	11
4.2	-	Payment.............................................................	11
4.3	-	Inventory Imbalances................................................	11
4.4	-	Quality Control.....................................................	12
4.5	-	Documentation.......................................................	12
4.6	-	Conflicts of Interest and Ethics....................................	12
4.7	-	Access to Records...................................................	13
4.8	-	Inspection of Raw Materials.........................................	13
4.9	-	Safety and Health...................................................	14
4.10	-	Environmental Regulations..........................................	15
4.11	-	Removal of Products and Waste......................................	16
4.12	-	Spill and Transportation Accident Notification.....................	16
4.13	-	Taxes..............................................................	17
4.14	-	Plant Operations and Procedures....................................	17
4.15	-	Inspection Rights..................................................	17

                                	ARTICLE V
                        	Independent Contractor

5	-	Independent Contractor................................................	18

                               	ARTICLE VI
                              	Indemnities

6.1	-	Indemnification for Damages to Property.............................	18
6.2	-	Indemnity for Injury to or Death of Persons.........................	19
6.3	-	Third Party Indemnities.............................................	19
6.4	-	Joint Negligence or Misconduct......................................	20
6.5	-	Costs	20

                              	ARTICLE VII
                               	Insurance

7	-	Insurance.............................................................	20

                              	ARTICLE VIII







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
                            	Confidentiality

8.1	-	Purchaser and Supplier Proprietary Information......................	20
8.2	-	Indemnification.....................................................	23
8.3	-	Inventions and Copyrights...........................................	24
8.4	-	Prohibition on Hiring Other Party's Employees.......................	24
8.5	-	Limited License of Proprietary Information..........................	25
8.6	-	Surviving Obligations and Merger of
		Secrecy and Restricted Use Obligations..................................	25

                              	ARTICLE IX
                        	Term and Termination

9.1	-	Term................................................................	26
9.2	-	Termination.........................................................	26

                               	ARTICLE X
                            	Purchase Option

10	-	Purchase Option......................................................	27

                               	ARTICLE XI
                                	Put Right

11	-	Put Right............................................................	28

                               	ARTICLE XII
                             	Plant Expansion

12	-	Plant Expansion......................................................	28

                              	ARTICLE XIII
                       	Warehousing/Distribution

13	-	Warehousing/Distribution.............................................	28

                              	ARTICLE XIV
                             	Force Majeure

14	-	Force Majeure........................................................	29

                              	ARTICLE XV
                            	Miscellaneous













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15.1	-	Press Releases and Announcements...................................	29
15.2	-	Entire Agreement...................................................	29
15.3	-	Succession and Assignment..........................................	29
15.4	-	Counterparts.......................................................	29
15.5	-	Headings...........................................................	30
15.6	-	Notices............................................................	30
15.7	-	Governing Law......................................................	31
15.8	-	Amendments and Waivers.............................................	31
15.9	-	Severability.......................................................	31
15.10	-	Construction......................................................	31
15.11	-	Incorporation of Attachments......................................	31
15.12	-	Binding Arbitration...............................................	31










































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

             	DEFINITIVE AGREEMENT FOR COMPOUNDING SERVICES


	This DEFINITIVE AGREEMENT FOR COMPOUNDING SERVICES (the "Agreement") is entered into as of the 26th day of January, 1996, by and among MYTEX POLYMERS ("Purchaser"), a Delaware general partnership of affiliates of Mitsubishi Chemical America and Exxon Chemical Company, a division of Exxon Corporation, and CHEMTRUSION, INC., a Delaware corporation ("Supplier"). Purchaser and Supplier are collectively referred to herein as the "Parties" and individually as a "Party".

	WHEREAS, Supplier desires to purchase or lease real property (the "Plant Site") at a mutually acceptable site in or around the Jeffersonville, Indiana area and construct a facility acceptable to Purchaser thereon (the Plant Site, such facility and all streets, roadways, railways and Utility Facilities (as defined below) constructed in conjunction with such facility being collectively referred to herein as the "Plant") for the compounding, warehousing and distribution exclusively for Purchaser of the products set forth on Attachment A hereto (collectively, the "Finished Products");

	WHEREAS, Purchaser desires Supplier to construct the Plant for such purposes and desires to enter into this Agreement for the compounding of the Finished Products;

	NOW, THEREFORE, in consideration of the premises hereof and the representations, warranties and covenants contained herein, the Parties agree as follows:

                                 	ARTICLE I
                                	DEFINITIONS



	For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:

Section 1.1 Affiliates. "Affiliates" shall mean any corporation, partner, partnership, joint venturer, joint venture, joint stock company, trust, estate and/or association which either directly or indirectly possesses (i) the ownership of or ability to direct the voting of, as the case may be, of fifty percent (50%) or more of the equity interests, value or voting power of a party or (ii) the power to direct or cause the direction of the management and policies of a Party whether through the ownership of voting securities or otherwise.

Section 1.2 Agreement. "Agreement" has the meaning set forth in the preamble above.

Section 1.3 Budget. "Budget" shall mean all actual costs incurred (excluding any allocations of overhead) by Supplier in the acquisition of the Plant
Site and for all labor and materials furnished and used to substantially complete the construction of the Plant in accordance with this Agreement and as set out in Attachment "C" hereto.

Section 1.4 Confidential Information. "Confidential Information" has the meaning set forth in Section 8.1 below.

Section 1.5 Construction Completion Date. "Construction Completion Date" has the meaning set forth in Section 3.3 below.

Section 1.6 Construction Financing Debt Service. "Construction Financing Debt Service" shall have the meaning set forth in Section 3.1 below.

Section 1.7 Contract Year. "Contract Year" means the calendar year immediately following the commencement or any anniversary of the commencement of Supplier's production of the Finished Products under this Agreement.

Section 1.8 Damages. "Damages" has the meaning set forth in Section 6.3 below.

Section 1.9 Default. "Default" has the meaning set forth in Section 9.2(b) and (c) below.

Section 1.10 Defaulting Party. "Defaulting Party" has the meaning set forth in Section 9.2(b) below.

Section 1.11 Finished Products. "Finished Products" has the meaning set forth in the preamble above.

Section 1.12   Force Majeure.  "Force Majeure" has the meaning set forth in
Article XIV below.

Section 1.13   Notice Date.  "Notice Date" has the meaning set forth in Section
15.12 below.

Section 1.14   Notifying Party.  "Notifying Party" has the meaning set forth in
Section 9.2(b) below.

Section 1.15 Plans. "Plans" has the meaning set forth in Section 3.4(a) below.

Section 1.16   Plant.  "Plant" has the meaning set forth in the preamble above.

Section 1.17 Plant Site. "Plant Site" has the meaning set forth in the preamble above.

Section 1.18 Production Charges. "Production Charges" has the meaning set forth in Section 4.2 below.

Section 1.19 Purchaser. "Purchaser" has the meaning set forth in the preamble above.

Section 1.20 Purchaser Indemnified Parties. "Purchaser Indemnified Parties" has the meaning set forth in Section 6.3 below.





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

Section 1.21 Raw Materials. "Raw Materials" means all items set forth on Attachment B hereto required for the manufacture of the Finished Products.

Section 1.22 Supplier. "Supplier" has the meaning set forth in the preamble above.

Section 1.23 Supplier Indemnified Parties. "Supplier Indemnified Parties" has the meaning set forth in Section 6.3 below.

Section 1.24 Utility Facilities. "Utility Facilities" means all utility equipment and facilities (including, but not limited to, water systems, sewer and drainage systems, and gas and electric distribution facilities) serving the Plant or any part thereof or required for the operation or use of the Plant in the manner contemplated by this Agreement.

                            	ARTICLE II
            	GENERAL REPRESENTATIONS AND WARRANTIES



Section 2.1 General Representations and Warranties of Purchaser. Purchaser represents and warrants to Supplier that the statements contained in this
Section 2.1 are correct and complete as of the date of this Agreement and will be correct and complete throughout the term hereof:

		(a) Purchaser is a general partnership, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

		(b) Purchaser has full power and authority to execute and deliver this Agreement and perform its obligations hereunder.
This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms and conditions. Except as specifically set forth herein, Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

		(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Purchaser will not (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency, or court to which Purchaser is subject, or any provision of its Partnership
Agreement, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any part the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject.

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

Section 2.2 General Representations and Warranties of Supplier. Supplier represents and warrants to Purchaser that the statements contained in this
Section 2.2 are correct and complete as of the date of this Agreement and will be correct and complete throughout the term hereof:

		(a) Supplier is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

		(b) Supplier has full power and authority to execute and deliver this Agreement and perform its obligations hereunder.
This Agreement has been duly executed and delivered by Supplier and constitutes the valid and legally binding obligation of Supplier, enforceable in accordance with its terms and conditions. Except as specifically set forth herein, Supplier need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

		(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Supplier will not (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency, or court to which Supplier is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, or other arrangement to which Supplier is a party or by which it is bound or to which any of its assets is subject.

Section 2.3 General Representations and Warranties of the Parties. Throughout the term of this Agreement,

		(a) Each of the Parties will use all reasonable efforts to take all actions and do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement;

		(b) Each Party shall give prompt written notice to the other Party of any material development affecting the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of the Plant or the ability of a Party to consummate the transactions contemplated by this Agreement; and

		(c) In the event any further action is necessary to carry out the purposes of this Agreement, the Parties will take such further action (including the execution and delivery of such further instruments and documents) as either Party may reasonably request, all at the sole cost and expense of the requesting Party.

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
                              	ARTICLE III
                	PLANT CONSTRUCTION AND CERTIFICATION



Section 3.1 Plant Financing. The parties acknowledge and agree that Supplier and Purchaser will work together to obtain financing of the capital costs to be incurred in connection with the construction of the Plant (not to exceed the Budget, as adjusted pursuant to change orders pursuant to
Section 3.7). The terms and conditions of such financing, including payment terms and interest rates, shall be mutually acceptable to Supplier and Purchaser. As used herein, the term "Construction Financing Debt
Service" shall mean the required payments under such financing, including principal and interest, and Construction Financing Debt Service shall be a component of the Base Fee payable to Supplier hereunder pursuant to Section
4.2 hereof. Purchaser will request its affiliates, Exxon Chemical Company and Mitsubishi Chemical America, to provide assurances and guaranties of Supplier's financing of the Plant in order for Supplier to obtain financing on favorable terms and conditions. The parties acknowledge that as of the date of execution of this Agreement Supplier has not yet consummated the financing required to fund construction of the Plant, and that pending consummation of such financing Purchaser will provide funding as Purchaser deems reasonably necessary to proceed with construction to achieve completion of the Plant within the schedule contemplated herein. Supplier and Purchaser shall use all reasonable efforts to obtain such financing as soon as possible, and immediately upon consummation of such financing, Supplier shall repay Purchaser for all such advances from the proceeds of such financing.

Section 3.2 Selection and Acquisition of the Plant Site. The Parties have selected a mutually acceptable plant site in the Louisville, Kentucky area. Supplier has taken action to purchase the site, described as an approximately 16.4 acre plot, located in the Clark Maritime Centre, Clark County, Indiana, on the northwest side of Port Road in Jeffersonville, Indiana. Notwithstanding the fact that Purchaser took part in the selection of the Plant Site, Supplier shall be solely responsible for any and all liabilities which may arise from the ownership thereof.

Section 3.3 Construction Completion Date. The "Construction Completion Date" shall be the date as of which Supplier has complied with all of its obligations contained in this Article III. Supplier shall use all reasonable efforts to have one of the production lines at the Plant operational on or before July 1, 1996, and to have the other three production lines at the Plant operational on or before August 31, 1996.

Section 3.4 Construction of the Plant. Supplier shall, at its sole cost and expense, furnish or cause to be furnished all of the materials, provide or cause to be provided all of the fixtures, equipment, and personal property, and perform or cause to be performed all of the work required:

		(a) to design, layout, construct, equip and complete the Plant on the Plant Site in accordance with the plans and specifications and within the Budget set forth on Attachment C hereto, as the same may be amended from time to time with the written consent of both Parties (the "Plans");


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

		(b) to place the Plant in position to be fully operational for the compounding, warehousing and distribution of Finished
Products in accordance with the terms of this Agreement;

		(c) to provide exclusive office space and meeting areas on the Plant Site for up to 18 of Purchaser's employees and/or authorized representatives; and

		(d) to complete or provide all offsite improvements, streets (including access streets and roads), roadways, railways and Utility Facilities reasonably required for the intended use of the Plant or any part thereof.

Section 3.5 Supplier's Representations and Warranties Concerning the Plant. In addition to its other representations, warranties and agreements contained in this Agreement, Supplier represents and warrants to Purchaser and agrees as follows:

		(a) Supplier shall pursue the completion of the Plant with due diligence after the date hereof and shall use all reasonable efforts to complete the same within the Budget on or before August 31, 1996;

		(b) The construction and completion of the Plant will be accomplished in a good and workmanlike manner and to the standards required by all applicable governmental authorities, and as of the Construction Completion Date, shall be free from liens (other than liens securing any financing obtained in connection with the construction and completion of the Plant), claims, or material defects of any kind or nature;

		(c) The materials, equipment and labor used in the construction and completion of the Plant and incorporated therein shall in no material way differ from the descriptions, requirements and features set forth or referred to in the Plans, except to the extent otherwise agreed to in writing in advance by Purchaser;

		(d) During the construction and completion of the Plant, Supplier shall furnish to Purchaser on a monthly basis copies of current construction progress reports ("Progress Reports"), prepared by the senior engineer and the general contractor detailing the construction progress and expenditures on the Plant to the dates of such reports;

		(e) Supplier's construction and operation of the Plant shall at all times comply in all material respects with all applicable laws of federal, state and local governments concerning the environment, public health and safety, and employee health and safety, and Supplier shall obtain and be in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under all applicable federal, state and local laws



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



relating to the environment, public health and safety, and employee health and safety; and

		(f) Supplier shall pay, at or before the time the payment of the same shall be due, all assessments, bonds, and special assessments imposed by any governmental authority constituting a lien or encumbrance against the Plant or any part thereof at any time.

Section 3.6   Inspection of the Plant Construction; Progress Approvals.

		(a) At all times during the construction of the Plant, Purchaser shall have appointed a representative ("Purchaser's Representative"), who shall have the primary responsibility of following and inspecting on behalf of Purchaser the progress of the construction and completion of the Plant. Purchaser shall identify the Purchaser's Representative to Supplier, and Supplier shall be entitled to rely on decisions and directions from Purchaser's Representative with respect to all matters relating to the construction and completion of the Plant (provided that the Purchaser's Representative shall not have the authority to amend any term of this Agreement). Purchaser shall have the right to change the Purchaser's representative from time to time, and will consider in good faith any request by Supplier to replace the Purchaser's Representative due to incompatibility or other valid reasons specified by Supplier to Purchaser. At
Purchaser's request, the Purchaser's Representative will be provided with construction office space at the Plant Site at Supplier's cost during construction and completion of the Plant.
 All other costs and expenses related to the Purchaser's Representative shall be borne by the Purchaser. At all times during the construction of the Plant, Purchaser's Representative or any other authorized agent of Purchaser may enter upon and inspect the same, at Purchaser's sole cost and expense, for the limited purpose of determining whether the work performed or being constructed conforms with the Plans and the terms of this Agreement (including but not limited to Supplier's representations, warranties and covenants contained in this
Article III relating to the environment, public health and safety and employee health and safety). Supplier shall at all times keep at the construction site a complete set of the Plans, all shop drawings related to the construction of the Plant, and all required permits, licenses and other governmental authorizations, which Purchaser's Representative or its authorized agents may examine at all reasonable times.

		(b) The monthly Progress Reports required by Paragraph (d) of Section 3.5 of this Agreement shall be delivered to Purchaser's Representative, along with a cost estimate of the capital costs incurred to date in connection with the work completed as reflected in the Progress Reports (the "Capital Cost
Reports"). Purchaser's Representative shall have seven (7) business days after submission of such Progress Reports to approve or conditionally approve the progress on the construction or completion of the Plant reflected therein. Purchaser's
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


Representative shall indicate his approval or conditional approval of the Progress Reports by executing same, indicating any exceptions constituting a conditional approval in writing attached thereto, and returning an executed copy of such Progress Report to Supplier. Failure of Purchaser's Representative to return an executed copy of any Progress Report within such seven
(7) business day period shall constitute approval of such Progress Report. In the event of a conditional approval of a Progress Report, the Parties shall have twenty (20) business days following original submission of the Progress Report to agree to such conditional approval. If the Parties are unable to agree to such conditional approval within such time, the Parties shall submit the dispute to arbitration in accordance with the provisions of Section 15.12 hereof. Purchaser shall not be entitled to assert that construction or completion that has been approved by Purchaser's Representative pursuant to a Progress Report does not comply with the Specifications or with the terms and provisions of this Agreement.

		(c) Purchaser's Representative or any other authorized agent of Purchaser shall have the right upon three (3) business days prior written notice during normal business hours to inspect
Supplier's records relating to Capital Cost Expenditures and Capital Cost Reports and make extracts and copies thereof.

Section 3.7 Change Orders. Purchaser shall have the right, at any time or times prior to the Construction Completion Date, to request that changes be made in any of the specifications of the Plant and that additional engineering, modification, or upgrading of the Plant be performed by Supplier. No such change or additional work shall be performed until a written change order has been executed by Supplier and Purchaser. Change orders shall be subject to the following terms and conditions:

		(a) Any change order requested by Purchaser shall be submitted to Supplier in writing and shall contain sufficient detail to enable Supplier to properly evaluate the scope and nature of the requested change. Supplier shall accept, reject or offer a proposed alternative to Purchaser's requested change order in writing within seven (7) business days of receipt of Purchaser's requested changes order.

		(b) Supplier may, in its sole discretion, reject any change order which would enlarge the scope of the work involved in the construction of the Plant by a factor which would cause the Budget to be increased by more than ten percent (10%), in which event the Parties shall continue to perform their obligations as described in this Agreement without modification by the rejected change order.

		(c) Should Supplier propose an alternative approach to Purchaser's requested change order containing sufficient detail to enable Purchaser to properly evaluate the scope and nature of Supplier's proposed alternative, Purchaser shall


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

accept or reject Supplier's proposed alternative in writing within seven (7) business days of receipt of Supplier's proposed alternative.

		(d) Any proposed change order or alternative shall contain a detailed description of the anticipated scope of work (labor and engineering) the quantity and quality of materials and equipment required and the anticipated impact on the Construction
Completion Date.

		(e) If as a result of change orders the design capacity of the Plant is increased, the annual Management Fee shall be increased in accordance with the terms of Article XII, "Plant
Expansion."

		(f) Supplier shall not be obligated to approve change orders which would cause the total cost of the Plant to exceed the amount of financing obtained by Supplier to construct the Plant unless Supplier is able to obtain additional financing on terms and conditions acceptable to Supplier and Purchaser.

		(g) Change orders shall set forth the delay, if any, in the Construction Completion Date expected to result from such change order, and the required date for the Construction Completion Date shall be extended as mutually agreed to by Supplier and Purchaser by such period. In addition, it is expressly recognized that a series of change orders may result in a cumulative period of delay in the Construction Completion Date that is greater than the aggregate of the periods of delay actually set forth in the individual change orders. In such event, an appropriate adjustment to the Construction Completion Date, as mutually determined by Supplier and Purchaser, will be made.

Section 3.8 Certification of Plant. No later than the Construction Completion Date,

		(a) Supplier shall have delivered to Purchaser a certificate or certificates duly executed by the senior engineer and the general contractor in charge of the construction of the Plant, certifying that (i) the Plant has been constructed and substantially completed in a good, workmanlike and substantial manner, in conformity with good construction and engineering practice, and in substantial accordance with the Plans, (ii) the Plans are complete in all material respects, (iii) the Plans and the Plant comply in all material respects with all applicable laws, ordinances, rules, and regulations and (iv) all streets, roads and railways necessary for access to or full utilization of the Plant or any part thereof for its intended purpose and all Utility Facilities have been substantially completed, and that all necessary utility service for the Plant or any part thereof is available and in operation.

		(b) Supplier shall have delivered to Purchaser notices of completion verifying that all construction included in the Plant has been substantially


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

completed, and the building permits and all authorizations and licenses required in connection with the construction and operation of the Plant for the purposes contemplated by this Agreement have been issued by the municipality or governmental entity in which the Plant is located and/or to which the Plant is subject and all other appropriate federal, state or local government agencies;

		(c) Supplier shall have delivered to Purchaser a statement verifying the payment in full for all work, labor, services, and materials used or employed in connection with the construction and completion of the Plant, together with such supporting documents (including executed mechanics' lien waivers and evidences of payments) as Purchaser shall reasonably request;
provided, however, that Supplier may contest in good faith the payment of any such items if Supplier has made adequate reserves therefor; and

		(d) Purchaser shall be reasonably satisfied with its authorized representatives' visual observations and laboratory test analyses of trial runs of Supplier's production of the Finished Products as being on specification and providing at least the minimum yield ratios, production rates, storage and retrieval of material standards and operational efficiencies set forth on Attachment D hereto.

	3.9	Construction Incentives and Penalties.  Supplier understands that the Finished Products are marketed and sold by Purchaser to customers in the automotive industry which will require that the Finished Products from the Plant be qualified for use by such customers as constituent elements in their automotive parts prior to the next ensuing model year. Accordingly, the dates for completion and start-up of the production lines at the Plant are of critical importance to Purchaser's business. To encourage Supplier to complete and start-up each of the production lines at the Plant on time, Purchaser agrees to the payment of the incentives for on-time completion of the described facilities and Supplier agrees to the payment of the penalties for late completion of the described facilities as set forth in
Schedule I attached hereto.

                               	ARTICLE IV
                 	PRODUCTION OF THE FINISHED PRODUCTS

	After the Construction Closing Date, Supplier shall produce the Finished Products and operate the Plant exclusively for the benefit of Purchaser in accordance with the following terms and conditions:



Section 4.1 Production of the Finished Products. Purchaser shall provide the Raw Materials to Supplier and Supplier shall convert the Raw Materials into the Finished Products for the account of Purchaser in accordance with the other terms and provisions set forth on Attachment E hereto. Title to the Raw Materials and Finished Products shall remain in Purchaser at all times.

Section 4.2 Payment. Supplier shall invoice Purchaser no more than twice monthly for "Production Charges", meaning all compensation due to Supplier by Purchaser for Supplier's compounding, quality control, packaging, warehousing, transportation and handling of the Raw Materials and/or the Finished Products, as applicable. Each month's Production Charges shall contain components of a base fee (the "Base Fee"), which shall include the monthly costs of operating the Plant (the "Operating Expenses") and capital recovery and interest ("Supplier's Construction Financing Debt Service"), and a management fee (the "Management Fee"), which shall be adjusted upwards or downwards, all in accordance with the schedule of fees set forth on Attachment E hereto. In addition, Supplier may be eligible for performance bonuses in accordance with the terms of Attachment E hereto.

Section 4.3 Inventory Imbalances. Purchaser shall have the right from time to time (but at least every calendar month) to certify the inventory quantities of Purchaser's products and materials stored at the Plant. Notwithstanding any exercise by Purchaser of its certification rights provided in this Section 4.3, inventory imbalances will be determined by Supplier and provided to Purchaser monthly and accumulated in a year-to-date total and will be settled at any time when accumulated inventory losses exceed $25,000 and at the end of each Contract Year. Any settlement of inventory losses in any Contract Year under this Section 4.3 shall be handled as a separate transaction from the Production Charges.

Section 4.4 Quality Control. Supplier shall establish and at all times maintain a documented quality control system which addresses continuous improvement of the quality of the Finished Products and overall operation.
 At least every calendar month, Purchaser shall have the right to verify the operation of Supplier's quality control system. In addition, in the event Purchaser notifies Supplier of Purchaser's desire to achieve or have Supplier achieve compliance with any specific quality system certification or registration defined by Purchaser, Supplier shall take all reasonable measures requested by Purchaser to enable the achievement of such compliance; provided, however, that any capital costs required to comply with such system certification or registration and any increase or decrease in operating or manufacturing expenses related to ongoing compliance shall be communicated to and approved by Purchaser as an increase or decrease to the Base Fee as set forth on Attachment E.

Seection 4.5   Documentation.  Supplier shall provide Purchaser with proof of receipts and shipments of the Raw Materials and the Finished Products, production and consumption documentation, inventory summaries and production quality data in accordance with Purchaser's
Processing/Conversion Agreement Reporting Procedures as set forth on Attachment F hereto.

Section 4.6   Conflicts of Interest and Ethics.

		(a) Supplier shall establish and maintain appropriate business standards, procedures, and controls to eliminate conflicts of interest under this Agreement, including those necessary to avoid any real or apparent impropriety or adverse impact on the interests of Purchaser and its parent companies.
Supplier shall periodically provide Purchaser with current summaries of Supplier's compliance with such business standards, procedures and controls including, without limitation, those related to the activities of Supplier's employees, agents, representatives, suppliers and subcontractors and third parties in their relations with Purchaser's employees, agents, representatives, suppliers, customers and subcontractors and third parties.

		(b)  All payments to Supplier under this Agreement will be received by
Supplier for its own account and Supplier is not authorized to offer, give, or promise any part of such payments, directly or indirectly, to any government official, political party or official thereof, or any candidate for political office.

		(c)  Supplier shall exercise all reasonable care and diligence to prevent any actions or conditions which could result in a conflict with Purchaser's best interests.  This obligation shall apply to the activities of the employees, agents, subcontractors, suppliers and customers of Supplier in their relations arising under this Agreement with the employees, agents, subcontractors, suppliers and customers of Purchaser and the families of such persons.  Such efforts shall include, but not be limited to, establishing precautions to prevent Supplier's employees, agents, subcontractors and suppliers from making, receiving, providing, or offering any substantial gifts, extravagant entertainment, payments, loans, or other considerations to or from employees, agents, subcontractors, suppliers and customers of Purchaser and the families of such persons.

		(d)  Supplier shall comply with all laws and lawful regulations applicable to any activities carried out in the name of or on behalf of Purchaser under the provisions of this Agreement.

		(e)  Supplier agrees that all financial settlements, billings, and reports rendered to Purchaser as provided for in this Agreement will reflect properly the facts about all activities and transactions handled for the account of
Purchaser, which data may be relied upon as being complete and accurate in any further recordings and reportings made by Purchaser, for whatever purpose.

		(f)  Supplier shall notify Purchaser promptly upon discovering any instance where Supplier has failed to comply with its obligations contained in this
Section 4.6.

Section 4.7 Access to Records. Purchaser shall have access at all reasonable times to the Plant and all of Supplier's records, correspondence, instructions, memoranda, and personnel located therein for the purpose of reviewing the quality and quantity of Raw Materials and the Finished
Products received, stored, delivered, and processed for Purchaser. Upon the expiration or termination of this Agreement, Purchaser shall have the right to remove all such records, correspondence, instructions and memoranda, and Supplier shall preserve all remaining documentation in its possession for a period of at least three (3) years after the expiration or termination of this Agreement, provided that Purchaser shall reimburse Supplier for all reasonable costs incurred in connection with maintaining any documentation stored by Supplier for such three year period. Purchaser shall preserve all documentation removed for a period of at least three (3) years and shall make such documentation available for inspection by Supplier and its authorized agents for any proper purpose.

Section 4.8 Inspection of Raw Materials. Supplier shall promptly inspect the physical condition of Raw Materials upon receipt of and before unloading such Raw Materials and shall reject and give Purchaser immediate notice of defective or substandard Raw Materials evident from such physical inspection. When directed by Purchaser, Supplier shall attempt to obtain certificates of analysis of the Raw Materials and compare them to the specifications for such Raw Materials provided by Purchaser. Supplier shall give Purchaser immediate notice of defective or substandard Raw Materials evident from such comparison and of Supplier's failure to receive requested certificates of analysis. Supplier shall not make use of any Raw Materials which require inspection and comparison to a certificate of analysis unless a record of such inspection is on file at Supplier's premises. Supplier's failure to give any required notice regarding Raw Materials within thirty (30) days after the date of Supplier's receipt of such Raw Materials shall constitute a waiver by Supplier of all claims with respect to such Raw Materials. Supplier shall be liable for all damage to Raw Materials while in Supplier's possession.

Section 4.9   Safety and Health.

		(a) Supplier is responsible for all aspects of compliance with the regulations promulgated under the U.S. Occupational
Safety and Health Act and any other applicable federal, state or local laws relating to public health and safety or employee health and safety. This obligation includes all training and hazard communication as required in the OSHA Hazard Communication
Standard, 29 CFR 1910.1200.

		(b) Purchaser shall provide sufficient information on the Raw Materials or the Finished Products, including Material Safety
Data Sheets (MSDS), to enable Supplier to comply with its obligations contained in this Agreement. Supplier shall disseminate and post copies of the MSDS covering the Finished
Products and the Raw Materials, including warnings and safety and health information concerning such products and materials and/or the containers for such products and materials in a conspicuous place in the Plant to which employees, agents, contractors and/or customers of Supplier have open and frequent access, and shall otherwise advise such employees, agents, contractors, or customers by disseminating all information required by applicable law (whether or not furnished by Purchaser) regarding the possible hazards of, precautions and safe-handling procedures utilized in dealing with the Raw Materials and the Finished
Products. Supplier further agrees to comply with the requirements of the OSHA Hazard Communication Standard, 29 CFR
1910.1200, and all applicable state laws and regulations.

		(c) Supplier shall notify and advise its employees, agents, contractors and customers that the data contained in the MSDS and other safety and health information concerning the use and safe-handling of the Raw Materials and the Finished Products represent the minimum standards to be observed in dealing with such materials and products as such are furnished by Purchaser without any obligation to Supplier or its employees, agents, contractors or customers. If Supplier fails to disseminate such warnings and information, Supplier shall defend and indemnify Purchaser against any and all liability arising out of, or in any way connected with, such failure, including but not limited to liability for injury, sickness, death and property damage, except to the extent Purchaser contributed to such liability. Purchaser will provide Supplier with reasonable notice and opportunity to defend in the event any claim or demand is made on Purchaser as to which such indemnity relates.

		(d) Supplier shall also include a copy of the relevant MSDS with the shipping papers for all hopper truck, rail car, package, bulk and sample shipments. In addition, Supplier shall include the MSDS with the Bill of Lading for all drum (or smaller container) shipments of materials which have been identified as "Hazardous Materials" under U.S. Department of Transportation regulations.

Section 4.10   Environmental Regulations.

		(a) The Plant and the services to be provided by Supplier hereunder shall not knowingly conflict with any law, regulation or ruling of an environmental nature of any federal, state, county, municipal, or other government body. Supplier agrees to provide suitable facilities for the storage and handling of the Raw Materials and the Finished Products and to comply in all material respects in the performance of this Agreement with all governmental laws, rules, ordinances, and regulations. Supplier further agrees to indemnify and hold Purchaser harmless from and against all fines, charges, and/or assessments caused by or resulting from such violation by Supplier unless such fine, charge and/or assessment is caused by the negligence or willful misconduct of Purchaser, its employees or agents.

		(b) Purchaser reserves the right upon reasonable notice to Supplier to send representatives to all sites covered under this Agreement for the purpose of reviewing compliance with applicable environmental regulations. Supplier shall, upon request from Purchaser, provide access to copies of all governmental permits relevant to this Agreement or the facilities used hereunder.
Purchaser may verify Supplier's compliance status with relevant governmental agencies. Supplier shall also notify Purchaser of any existing or new governmental investigations or regulatory actions of which Supplier has knowledge and which involve
Purchaser, Supplier's ability to perform its obligations under this Agreement, the Raw Materials or the Finished Products.

		(c) Supplier shall be responsible for filing all reports required under Sections 311, 312 and 313 of Title III of the Superfund Amendment and Reauthorization Act (SARA), and any similar state or local regulations relating to the Plant or Suppliers activities in connection with the operation of the Plant.

		(d) Supplier shall notify Purchaser of any allegations made by any person relating to the health or environmental effects of the Raw Materials or the Finished Products as described under
Section 8(c) of the U.S. Toxic Substances Control Act.

		(e) In the event any governmental body shall require the installation of facilities or fixtures, or require changes to Supplier's normal operating procedures in regard to the environmental impact of the storage and handling of the Raw
Materials and the Finished Products, Supplier shall notify
Purchaser in writing of the necessity and cost of such installation of facilities or fixtures, or changes in operating procedures, and Supplier shall work in good faith to provide such installation or changes, and the compensation hereunder shall be adjusted to reflect the cost of such installation or changes, and Supplier shall not be obligated to operate in violation of any such law, regulation, ordinance, or ruling.

 	Section 4.11  Removal of Products and Waste.

		(a) Purchaser agrees promptly upon the expiration or termination of this Agreement, and as necessary from time to time during the term of this Agreement, to remove all of its Raw
Materials and Finished Products from the Plant.

		(b) In the event any waste is created from the conversion, processing, or storage of the Raw Materials or the Finished
Products on the Plant Site, then Supplier shall accept responsibility as the generator of this waste under any local, state or federal laws, including the U.S. Resource Conservation and Recovery Act (RCRA). Prior to awarding any contract for the removal of this waste, Supplier shall notify Purchaser of the contractor, cost, method and site of disposal of such waste, all of which shall be subject to the prior written consent of Purchaser which consent shall not be unreasonably withheld. All wastes generated in conjunction with this Agreement must be physically segregated and inventoried from other wastes generated by Supplier.

Section 4.12   Spill and Transportation Accident Notification.

		(a) Supplier shall immediately notify Purchaser upon discovering any leakage or spill of the Raw Materials or the Finished Products when such leak or spill is not totally contained, recovered, and prevented from reaching the air, soil or water. Supplier is responsible for reporting all reportable incidents under the

U.S. Comprehensive Environmental Response, Compensation and Liability Act, and under any applicable state or local laws.

		(b) Supplier shall immediately notify Purchaser upon knowledge of any transportation or other accident involving a spill or release of the Raw Materials or the Finished Products.
This notification must be made by telephone through either direct contact with Purchaser or, if a transportation accident, through the CHEMTREC system (800-424-9300).

Section 4.13   Taxes.

		(a) Purchaser shall reimburse Supplier for any taxes, excises, or other charges which Supplier may be required to pay any government authority (federal, state or local) upon the production, transportation, delivery, use, possession or storage of the Raw Materials or the Finished Products, but not taxes upon, or measured by, the income of Supplier. Purchaser shall provide Supplier, upon request, with properly completed exemption certificates for any tax from which Purchaser claims an exemption.

		(b) Notwithstanding the above, Purchaser shall render all of its property stored or retained at the Plant to the appropriate government authorities for the purpose of determining any personal property tax that may be assessed against such property. Purchaser shall pay any personal property tax assessed against such property directly to the appropriate government authorities.

Section 4.14 Plant Operations and Procedures. Notwithstanding any other provision of this Agreement to the contrary, Supplier shall follow the guidelines mutually agreed upon by Supplier and Purchaser for the compounding of the Finished Products, including quality control, use of technology, reporting, recordkeeping, maintenance, technical support, administration, monitoring, analysis, staffing and materials management.

Section 4.15 Inspection Rights. At any time or from time to time during the term of this Agreement, Purchaser or an authorized agent of Purchaser may enter upon and inspect the Plant and Supplier's operation thereof for the purpose of determining whether Supplier is in compliance with the terms and conditions of this Agreement. If at any time Purchaser's inspection reveals that the operation of the Plant is not being carried out substantially in accordance with the terms and conditions of this Agreement, and Purchaser gives written notice to Supplier specifying the particular deviation, deficiency, or omission, then Supplier shall promptly take such reasonable steps as may be necessary to correct such deviation, deficiency or omission, provided, however, that neither the exercise of Purchaser's inspection rights hereunder, the failure to exercise such rights, the giving by Purchaser of any direction or request or notice relating to the operation of the Plant, nor the failure to give any such direction, request, or notice, shall relieve Supplier of its responsibility to comply with its obligations under this Agreement.



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

                          	ARTICLE V
                    	INDEPENDENT CONTRACTOR

	For the purpose of this Agreement, Supplier is and shall be deemed to be an independent contractor and not an agent, employee or partner of or joint venturer with Purchaser. Purchaser shall not have any authority to supervise, control, or appraise the work of the employees, representatives, or subcontractors of Supplier hereunder. The construction and operation of the Plant shall be under the exclusive supervision and control of Supplier, and Purchaser shall have no right to supervise or control such construction or operation, shall have no responsibility for such matters, and shall not be subject to any claim or demand arising from such matters.

                           	ARTICLE VI
                          	INDEMNITIES



Section 6.1   Indemnification for Damages to Property.

		(a)	Supplier shall be responsible for all Finished Products
at Plant Site and Supplier shall be responsible for all Raw
Materials (i) delivered to Supplier by Purchaser, (ii) procured by Supplier from third parties or (iii) provided by Supplier, which are intended to be incorporated in the compounding, warehousing and distribution of the Finished Products while such Raw Materials are at the Plant Site. Supplier shall compensate
Purchaser for any direct loss of or damage to the aforesaid Raw
Materials and Finished Products which are Purchaser's property, regardless of whether Purchaser and/or others may be wholly, concurrently or partially negligent or otherwise at fault, except if such loss or damage results from Purchaser's gross negligence or willful misconduct. To the extent that Purchaser may have property at the Plant Site other than Finished Products and Raw
Materials ("Purchaser's Miscellaneous Property") Purchaser shall hold Supplier free and harmless from liability to Purchaser resulting from loss or damage to Purchaser's Miscellaneous
Property located at the Plant Site, regardless of whether
Supplier and/or others may be wholly, concurrently or partially negligent or otherwise at fault, except if such loss or damage results from Supplier's gross negligence or willful misconduct.

		(b)	Supplier shall hold Purchaser free and harmless from
liability to Supplier resulting from loss of or damage to Supplier's property located at the Plant Site, regardless of whether Purchaser and/or others may be wholly, concurrently or partially negligent or otherwise at fault, except if such loss or damage results from Purchaser's gross negligence or willful misconduct.

Section 6.2   Indemnity for Injury to or Death of Persons.

		(a)	Supplier agrees to defend, protect, indemnify and hold
Purchaser free and harmless from and against any and all losses, costs (including, without limitation, the cost of suit and reasonable attorneys' fees and expenses), claims, causes of action, and liabilities arising in favor of Supplier, its employees, agents, officers, invitees, subcontractors (or their servants), or representatives, or any survivor of any of the foregoing, on account of injury to or death of any such parties in connection with the construction, ownership or operation of the Plant pursuant to this Agreement, regardless of whether
Purchaser and/or others may be wholly, concurrently, partially, or solely negligent or otherwise at fault.

		(b)	Purchaser agrees to defend, protect, indemnify and hold
Supplier free and harmless from and against any and all losses, costs (including, without limitation, the cost of suit and reasonable attorneys' fees and expenses), claims, causes of action, and liabilities arising in favor of Purchaser, its employees, agents, officers, invitees, subcontractors (or their servants), or representatives, or any survivor of any of the foregoing, on account of injury to or death of any such parties in connection with the construction, ownership or operation of the Plant pursuant to this Agreement, regardless of whether
Supplier and/or others may be wholly, concurrently, partially, or solely negligent or otherwise at fault.

Section 6.3 Third Party Indemnities. Except as set forth in Sections 6.1 and 6.2, Purchaser shall indemnify, defend and save harmless Supplier and its owned, controlled, affiliated, subsidiary, associated, interrelated, and operated companies and the stockholders, directors, officers, agents, employees and representatives of each of them (collectively, the "Supplier Indemnified Parties") from and against any and all claims, demands, causes of action, expenses, costs, damages, losses, liabilities, attorneys' fees and court costs (collectively, "Damages") brought by any and all persons which at any time may be asserted against or suffered by any of the Supplier Indemnified Parties for personal injury or death or for loss of or damage to property arising out of the negligence or willful misconduct of Purchaser, its officers, employees, agents or representatives under this Agreement. Except as set forth in Sections 6.1 and 6.2, Supplier shall indemnify, defend and save harmless Purchaser, its Affiliates and their owned, controlled, affiliated, subsidiary, associated, interrelated, and operated companies and the stockholders, directors, officers, agents, employees and representatives of each of them (collectively, the "Purchaser Indemnified Parties") from and against any and all Damages brought by any and all persons which at any time may be asserted against or suffered by any of the Purchaser Indemnified Parties for personal injury or death or for loss of or damage to property arising out of the negligence or willful misconduct of Supplier, its officers, employees, agents or representatives under this Agreement.

Section 6.4 Joint Negligence or Misconduct. With respect to any indemnification pursuant to Section 6.3, where personal injury, death, or loss of or damage to property arises from the joint negligence or misconduct of Supplier and Purchaser, each party's duty of indemnification hereunder shall be in proportion to its allocable share of such joint negligence or misconduct.

Section 6.5 Costs. Should it become necessary for either Party to engage in legal proceedings for the purpose of resisting, adjusting or compromising any claims or demands arising out of the subject matter of this Agreement or for the purpose of enforcing this Agreement, or for the purpose of recovering damages due to breach of this Agreement, such Party shall be entitled, if they prevail in such action, to reimbursement from the other Party for costs, attorneys' fees, and any other reasonable expenses incurred in connection with such legal proceedings.

                          	ARTICLE VII
                           	INSURANCE

	Supplier shall procure and maintain its normal and customary insurance covering the Plant, its operation thereof and such other matters and in such minimum amounts as set forth on Attachment G hereto. All such policies shall be issued by a company or companies reasonably satisfactory to Purchaser, shall name Purchaser as an additional insured, if applicable, and shall specify that such policies may not be canceled or amended without thirty (30) days prior written notice to Purchaser.

                           	ARTICLE VIII
                         	CONFIDENTIALITY



Section 8.1   Purchaser and Supplier Proprietary Information.

		(a) "Purchaser Proprietary Information" means all business and technical information and materials made available, directly or indirectly, to Supplier by Purchaser under this Agreement or acquired or developed by Supplier in connection with Supplier's performing under this Agreement and which do not incorporate
Supplier Proprietary Information.  As between Supplier and
Purchaser, Supplier agrees that Purchaser will own all Purchaser
Proprietary Information.  Supplier agrees to use Purchaser
Proprietary Information solely as needed to produce products for Purchaser, and Supplier will not otherwise use Purchaser
Proprietary Information for the benefit of any party other than Purchaser.

		(b) "Supplier Proprietary Information" means all business and technical information and materials which relate to equipment configurations and operating systems which Supplier represents are unique to Supplier, which are acquired or developed by Supplier at locations other than the Plant, and which do not incorporate Purchaser Proprietary Information. As between
Supplier and Purchaser, Purchaser agrees that Supplier will own all Supplier Proprietary Information. Purchaser agrees to use
Supplier Proprietary Information solely as needed in connection with Supplier's production of products for Purchaser, and Purchaser will not otherwise use Supplier Proprietary Information for the benefit of any party other than Supplier.

		Purchaser expressly agrees that Supplier's operating cost data and other financial records for locations other than the Plant received by Purchaser during the period from January 1, 1995 until the effective date of this Agreement and equipment configurations and operating systems which Supplier represents are unique to Supplier and which are incorporated into and used in the Plant shall be deemed Supplier Proprietary Information.

		(c) Each party further agrees that it will provide its Proprietary Information in tangible form or if provided orally or visually, Proprietary Information will be identified as Supplier
Proprietary or Purchaser Proprietary Information by the disclosing party at first disclosure, followed by written confirmation provided to the receiving party within thirty (30) days of first disclosure.

		(d) After the effective date of this Agreement, without the express written acceptance by Purchaser, Supplier will not (i) provide to Purchaser, (ii) use in the Plant, or (iii) use in any processes or incorporate into any products or services provided for Purchaser under this Agreement, any other materials and information which Purchaser does not have a right to freely use, copy, modify and disclose to others without payment or accounting to Supplier or any third party except Supplier Proprietary
Information.

		If Supplier desires to offer proprietary information other than Supplier Proprietary Information to Purchaser, Supplier shall provide Purchaser with a nonconfidential summary of such information, and the additional terms and conditions for disclosure to and use by Purchaser, sufficient to enable
Purchaser to determine whether to accept same.

		(e) Supplier and Purchaser each as recipient ("Receiving Party") of Proprietary Information of the other Party
("Disclosing Party") agrees and represents it will maintain
Proprietary Information of Disclosing Party in strict confidence.
Receiving Party also agrees that it will maintain the following minimum safeguards with regard to Proprietary Information of Disclosing Party:

			(i)	Only those employees of Receiving Party who need
to receive the Proprietary Information of Disclosing Party to carry out the purpose of this Agreement shall have access to Disclosing Party's Proprietary Information,

			(ii)	Receiving Party shall ensure that all of its
employees receiving the Proprietary Information of Disclosing
Party are aware of the obligations established by this Agreement,

			(iii)	All of the employees of Receiving Party with
access to Proprietary Information of Disclosing Party shall be under contract of employment or other written agreement with Receiving Party effective to establish on such employees confidentiality and use restrictions no less restrictive than those set forth herein, and

			(iv)	All documents and other materials incorporating
any portion of the Proprietary Information of Disclosing Party shall be maintained in a manner no less restrictive than Receiving Party maintains its own proprietary materials.

		(f) Neither Supplier nor Purchaser as Receiving party shall have any obligation to the other Party as to information and materials which:

			(i)	At the time of disclosure are in the public domain
or which, after disclosure, enter the public domain except as a result of a breach of this agreement or any other obligation of confidentiality,

			(ii)	Are provided by a third party, except where the
third party is subject to a confidentiality obligation to maintain such information and materials in confidence, or

			(iii)	Are independently developed for a Party by
its employees who do not have access to the Proprietary
Information of the other Party.

		(g) Except as otherwise contemplated by Section 4.7 hereof, at the earlier of Disclosing Party's request or termination of this Agreement, Receiving Party shall return to Disclosing Party all documentation and other materials furnished to it incorporating any aspect of Proprietary Information of Disclosing
Party and shall destroy any notes, data, or other documentation and materials Receiving Party may have created incorporating any aspect of Proprietary Information of Disclosing Party.

		(h) Should Purchaser provide Supplier with any noncommercially available samples ("Samples"), Supplier agrees:

			(i)	it will not analyze the Samples without written
authorization to do so,

			(ii)	it will hold the Samples in strict confidence, and

			(iii)	return or destroy any remaining portion of
the Samples upon the earlier of Purchaser's request or termination this Agreement.

Section 8.2   Indemnification.

	Article 6 notwithstanding,

		(a) As to claims or actions based upon Supplier's use of Purchaser Proprietary Information or upon specifications and formulations provided directly by Purchaser to Supplier for raw materials, processes, and products, Purchaser shall defend, indemnify and hold Supplier harmless from any cost, expense, loss or damage arising from any claim or action alleging that Supplier's use or possession of such Purchaser Proprietary
Information or specified raw materials, processes or information provided to Supplier, infringes a third party's patent or copyright or misappropriates a third party's trade secret or confidential information. Consistent with the foregoing, Supplier may be represented by counsel of Supplier's selection at Supplier's expense. Purchaser agrees that Purchaser will not settle or otherwise compromise any such claim or action in any manner which restrains or enjoins any of Supplier's operations or obligates Supplier to pay monies, grant a license or otherwise part with any thing of value without Supplier's express written consent.

		(b) Supplier shall defend, indemnify and hold Purchaser harmless from any cost, expense, loss or damage arising from any claim or suit alleging that Purchaser's use or possession of Supplier Proprietary Information or Purchaser's use, possession or sale of raw materials, processes or products or information provided to Purchaser by Supplier, infringes a third party's patent or copyright or misappropriates a third party's trade secret or confidential information. Consistent with the foregoing, Purchaser may be represented by counsel of Purchaser's selection at Purchaser's expense. Supplier agrees that Supplier will not settle or otherwise compromise any such claim or action in any manner which restrains or enjoins any of Purchaser's operations or obligates Purchaser to pay monies, grant license or otherwise part with any thing of value without Purchaser's express written consent.

Section 8.3   Inventions and Copyrights.

		(a) Supplier agrees and represents it will promptly disclose to Purchaser all inventions, discoveries, data, software and improvements (whether patentable or not) conceived or made by Supplier's personnel at the Plant, either alone or jointly with others, which relate to product specifications or formulations ("Developments"). Supplier hereby assigns and will require its personnel to assign to Purchaser or its designee all such Developments. Supplier also will require its personnel to execute papers and provide other reasonable assistance requested by Purchaser in connection with the assignment, prosecution, or enforcement of any patents or patent applications covering any such Development.

		(b) Supplier hereby assigns and agrees to assign, to Purchaser the sole ownership of the copyright to written materials, drawings, databases, software and other works created by Supplier's personnel at the Plant which relate to product specifications or formulations ("Works"). At the request and expense of

Purchaser, Supplier and its employees and agents will take all steps necessary to perfect such assignment and to protect such Works for Purchaser.

		(c) Except for legends or notices which identify Purchaser Proprietary Information, Supplier agrees it will not place any other restrictive legends or notices on any Purchaser Proprietary
Information, Samples, Developments or Works. Purchaser is hereby authorized to nullify, obliterate or otherwise remove any restrictive legend or notice on any such materials which is inconsistent with the provisions of this Agreement.

		(d) Supplier understands that Purchaser may elect to provide excerpts, summaries or copies of Purchaser Proprietary
Information, Samples, Developments and Works to Purchaser's affiliates and potential and actual customers. Supplier hereby agrees not to unreasonably withhold its consent to the use by Purchaser of Supplier's name as the source of information contained in or provided in connection with such excerpts, summaries or copies.

Section 8.4 Prohibition on Hiring Other Party's Employees. In order to further insure the maintenance of confidential and proprietary information of each Party, the Parties agree that, so long as this Agreement is in effect and for a period of two years thereafter, neither Party shall directly or indirectly solicit or induce, or attempt to solicit or induce, any employee, current or future, of the other Party to leave the employment of the other Party for any reason whatsoever. In addition, neither Party will employ, directly or indirectly, any former employee of the other Party at any time prior to the expiration of two years after the termination of employment of such employee with the other Party, except with the express prior written consent of the other Party; provided, however, that Purchaser shall have the right to employ any or all of Supplier's employees (Facility Manager and below) then working at the Plant upon exercising its option to purchase the Plant as set out in Article X below or upon Supplier's exercise of its put right as set out in Article XI below.

Section 8.5   Limited License of Proprietary Information.

		(a)  Upon any exercise of the purchase option pursuant to
Article X hereof, or upon Supplier's exercise of its put right as set out in Article XI below, Supplier shall grant to Purchaser a perpetual, non-transferrable, non-exclusive, royalty-free, limited license to use all Supplier Proprietary Information incorporated into the Plant. Purchaser shall only be entitled to use such Supplier Proprietary Information in connection with its operation of the Plant, and not in connection with the operation of any other facility or for any other purpose. Notwithstanding the non-transferability of the license, Purchaser may transfer such license to any affiliate of Purchaser which controls the operations of the Plant, or to a subsequent owner of the Plant, or to an entity which controls operations of the Plant, so long as such transferee uses such Supplier Proprietary Information in connection with its operation of the Plant, and not in connection with the operation of any other facility or for any other purpose.

		(b) Purchaser grants to Supplier a perpetual, non-transferrable, non-exclusive, royalty-free, limited license to use equipment configurations and operating systems, which were first developed at the Plant and are Purchaser Proprietary Information, at facilities other than the Plant which are owned and operated by Supplier. Notwithstanding the non-transferability of this license, Supplier may transfer such license to any affiliate of Supplier which controls operations of a facility owned by Supplier or such affiliate, or to the subsequent owner of any such facility, or to an entity which controls operations of such facility, so long as such transferee uses such Purchaser Proprietary Information in connection with operation of such facility and not in connection with the operation of any other facility or for any other purpose.

Section 8.6 Surviving Obligations and Merger of Secrecy and Restricted Use Obligations.

		(a)  Supplier and Purchaser agree that the provisions of this Article VIII supersede and cancel the Confidentiality Agreement dated effective January 1,
1995 between Supplier and Purchaser (the "1/1/95 Secrecy Agreement").
Supplier agrees to maintain Purchaser's "Confidential Information" (as defined by the 1/1/95 Secrecy Agreement and received from Purchaser after
1/1/95 and prior to the effective date of this Agreement) as Purchaser
Proprietary Information under this Agreement.  Purchaser agrees to maintain
Supplier's "Confidential Information" (as defined by the 1/1/95 Secrecy
Agreement and received from Purchaser after 1/1/95 and prior to the effective date of this Agreement) as Purchaser Proprietary Information under this
Agreement.

		(b)  Supplier's and Purchaser's obligations under this Article VIII shall survive expiration or termination of this Agreement and shall continue for a period of ten (10) years; provided, however, where Purchaser is subject to a confidentiality obligation as to any third party information which is provided to Supplier as a part of Purchaser Proprietary Information,
Supplier's obligation shall survive for a period of time coterminous with
Purchaser's obligation to such third party, provided that Purchaser gives
Supplier written notice of such terms.

 	                           ARTICLE IX
                       	TERM AND TERMINATION

Section 9.1 Term. This Agreement shall continue in full force and effect until the expiration of five (5) Contract Years (the "Primary Term"); provided, however, that Purchaser shall have the option to renew this Agreement for up to two (2) additional terms of five (5) years each (each a "Renewal Term") by providing written notice thereof to Supplier not later than one hundred and eighty (180) days prior to the expiration of the then existing term of this Agreement.

Section 9.2   Termination.  This Agreement may be terminated as follows:

		(a) Supplier and Purchaser may terminate this Agreement by mutual written consent at any time; and

		(b) Either Party (the "Notifying Party") may terminate this Agreement by giving written notice to the other Party (the
"Defaulting Party") upon a Default by the Defaulting Party. As used herein, "Default" shall mean the failure of a Party to make any payments within ten (10) business days of the due date thereof or to substantially perform any of its other material obligations hereunder or a material breach by such Party of any of its representations, warranties or covenants contained in this Agreement, where such failure or breach (other than a failure to pay) continues for a period of forty (45) days after written notice thereof from the Notifying Party to the Defaulting Party
(unless such failure or breach cannot reasonably be cured within forty-five (45) days and the Defaulting Party shall have commenced to cure such failure or breach within said forty-five
(45) days and continues to diligently pursue the curing of the same until such time as such failure or breach is cured). In the event that the Parties disagree as to whether a Default has occurred hereunder, the Parties shall submit the dispute to arbitration pursuant to the provisions of Section 15.12 hereof, and the Notifying Party shall not have the right to terminate this Agreement prior to resolution of such dispute. Upon the determination pursuant to such arbitration that a Default has occurred, the Defaulting Party shall have the right to cure the Default within thirty (30) days from the date of such determination (or begin taking steps to cure the Default and thereafter diligently pursue the cure of such Default if such Default cannot be cured within such period) and to pay the actual costs of the Notifying Party directly arising from such Default, and if the Defaulting Party takes such actions within such time, the Default shall be deemed cured and the Notifying Party shall not have the right to Terminate this Agreement pursuant to this paragraph; and

		(c) Purchaser may terminate this Agreement at any time following occurrence and prior to the end of the next calendar quarter for any of the following Defaults by Supplier, none of which shall be subject to arbitration prior to such termination by giving written notice to the Supplier prior to the end of the calendar quarter following occurrence,

			(i)	commencing January 1, 1997, the failure or
inability of Supplier to produce at least [confidential - filed separately with SEC] of on-specification Finished Product per month in accordance with the criteria set forth in Attachment E during at least two (2) months during any calendar quarter, provided that Supplier's monthly stated requirements for each such month shall have exceeded [confidential - filed separately with SEC], such requirements have been provided to Supplier not less than 30 days prior to the beginning of each such monthly period, adequate raw materials have been available to Supplier, and

Purchaser has not otherwise caused or significantly contributed to Supplier's failure or inability to produce the required quantities; or

			(ii)	"Supplier Caused Returned Pounds" of Finished
Product (as contemplated in Schedule E) during a calendar quarter being greater than either [confidential - filed separately with SEC] or [confidential - filed separately with SEC] of the total pounds of Finished Product shipped during such calendar quarter;
or

			(iii)	it is determined by a regulatory or
governmental agency that the management or operation of the Plant by Supplier is in violation of applicable law, including, but not limited to, safety, health and/or environmental law, and such agency orders or requires the suspension of production and/or shipping for a period in excess of [confidential - filed separately with SEC] days.

                               	ARTICLE X
                            	PURCHASE OPTION

	For and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Supplier, Supplier hereby grants to Purchaser the right to purchase the Plant and the Plant Site (a) upon expiration of the Primary Term or any Renewal Term hereof, provided that Purchaser shall give Supplier at least one hundred and twenty (120) days written notice prior to such expiration of its exercise of this option, or (b) in the event of any termination of this Agreement by Purchaser pursuant to Paragraphs (b) or
(c) of Section 9.2, for the price and upon the terms and conditions set forth on Attachment H hereto, so long as Purchaser is not in Default of its payment obligations hereunder.

                                	ARTICLE XI
                                	PUT RIGHT

	In the event that (a) Purchaser does not renew this Agreement at the end of Primary Term or at the end of any Renewal Term, or (b) either party terminates this Agreement pursuant to Paragraph (b) or (c) of Section 9.2, then Supplier shall have the right, but not the obligation, and in the case of (a) above upon written notice to Purchaser at least sixty (60) days prior to such expiration, to require Purchaser (or, at Purchaser's election, an affiliate of Purchaser) to purchase the Plant and the Plant Site for the price and on the terms and conditions set forth in Attachment
H hereto.

                                 	ARTICLE XII
                               	PLANT EXPANSION

	In anticipation that, during the term hereof, Purchaser will desire the capacity of the Plant to be expanded, Supplier agrees to undertake a renovation, improvement and/or expansion of the Plant at its sole cost and expense upon the request of Purchaser and upon Purchaser's agreement to take the additional quantity of the Finished Products resulting from such renovation, improvement and/or expansion and pay the additional compensation as required herein. Such renovation, improvement and/or expansion shall be carried out by Supplier under the same general terms and conditions as those relating to the construction of the Plant as set out in
Article III hereof. Upon the undertaking of such renovation, improvement and/or expansion, the Parties shall revise Attachment E hereto to reflect an increase in the compensation paid to Supplier by Purchaser under this Agreement, such increase in the Base Fee to relate to the capital costs
(and related increase in Construction Financing Debt Service) incurred by Supplier in connection with, and the increase in monthly operating costs related to, such renovation, improvement or expansion, and the increase in the Management Fee as set out in Attachment E.

                               	ARTICLE XIII
                        	WAREHOUSING/DISTRIBUTION

	Supplier agrees to provide warehousing facilities on the Plant Site for the Raw Materials and the Finished Products and to provide distribution services for the Finished Products, all in accordance with all requirements and procedures promulgated by the U.S. Department of Transportation.

                                 	ARTICLE XIV
                                	FORCE MAJEURE

	No delay or failure in performance by either Party shall constitute a default hereunder or give rise to any claim for damages, penalties or to terminate this Agreement if, and to the extent, such delay or failure is caused by a Force Majeure. Unless such Force Majeure substantially frustrates the performance of this Agreement, the Force Majeure shall not operate to excuse, but only to delay, performance.

	As used herein, a "Force Majeure" is an occurrence beyond the reasonable control and without the fault or negligence of the party affected, including, but not limited to, acts of God or the public enemy; expropriation or confiscation of facilities; changes in applicable law; war, rebellion, civil disturbance, sabotage or riots; floods or severe weather (or, only with respect to construction delays, adverse weather causing such delays); fires, explosions, or other catastrophes; strikes or any other concerted acts of workers; disruptions in transportation; shortages of materials; curtailment or termination of sources or supplies of power or energy; breakage or malfunction of machinery; and other similar occurrences.

	A claim of Force Majeure shall not relieve Supplier of its obligation to reimburse Purchaser for the value of any loss of any Raw Materials and/or Finished Products.

                               	ARTICLE XV
                              	MISCELLANEOUS

Section 15.1 Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Party except as required by applicable law or securities exchange rules.

Section 15.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

Section 15.3 Succession and Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

Section 15.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 15.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Secton 15.6   Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

 If to Supplier:			Chemtrusion, Inc.
	             					7115 Clinton Drive
             						Houston, Texas  77020
             						Attn:  Scott Owens, President
             						Telephone:  (713) 675-1616
             						Facsimile:  (713) 675-8479

	With a copy to:			N.L. Stevens, III
             						Gardere Wynne Sewell & Riggs
             						333 Clay, Suite 800
             						Houston, Texas  77002
             						Telephone:  (713) 308-5774
             						Facsimile:  (713) 308-5807

	If to Purchaser:		Mytex Polymers
              					1501 Baytown East Freeway, Suite 107
             						Baytown, Texas  77521

             						Attn:  General Manager
             						Telephone:  (713) 425-4939
             						Facsimile:  (713) 425-4940

	With a copy to:			Mr. Michael R. Rooke
             						Cochran, Rooke & Craft, L.L.P.
             						2200 Post Oak Boulevard, Suite 700
              					Houston, Texas  77056
             						Telephone:  713/621-6600
             						Facsimile:  713/621-8562

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 15.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas (without regard to the conflicts of laws provisions thereof).

Section 15.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 15.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 15.10 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If either Party has breached any representation, warranty, or covenant relating to the same subject matter as any other representation, warranty or covenant (regardless of the relative levels of specificity) which the Party has not breached, it shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

Section 15.11 Incorporation of Attachments. The Attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 15.12 Binding Arbitration. Except as otherwise expressly provided in this Agreement, any controversy or claim arising out of or relating to this Agreement, or the alleged breach of this Agreement, which cannot be resolved between the parties shall be settled by a panel ("Panel") of three
(3) arbitrators to be selected by agreement of the parties. Any arbitration proceedings hereunder shall be held in Houston, Texas, or such other location in the United States as the parties may agree. The dispute shall be settled by the Panel within sixty (60) days from the date of the selection of the Panel. If Supplier and Purchaser cannot agree upon one or more of the arbitrators which will make up the Panel, then Supplier and/or Purchaser may apply to the Senior Judge of the Souther District of Texas, who shall appoint such arbitrator or arbitrators. Each arbitrator shall not have been employed or retained by or otherwise associated with any party or any affiliate of any party during the two-year period prior to his appointment as arbitrator, and shall either be (i) a licensed engineer or have at least ten years experience working in the petrochemical industry, or (ii) an attorney licensed for at least ten years with substantial experience in commercial law.

	The party requesting arbitration ("Requesting Party") shall deliver a written notice of arbitration ("Notice") to the other party ("Responding Party") which shall contain no more than three (3) issues to be decided by the Panel. The Responding party shall have ten (10) days from receipt of Notice to respond ("Response") in writing by delivery to the Requesting
Party of such Response which may contain no more than three (3) additional issues to be decided by the Panel. No issue other than those contained in the Notice and the Response shall be considered or decided by the panel in the arbitration proceeding.

	In selecting the Panel, each party shall within ten (10) days of the date of Notice submit to the other a list of not more than five (5) potential arbitrators together with a current resume or similar summary of each potential arbitrators background and experience. The Panel shall be selected by the parties no later than ten (10) days after receipt of the respective lists of potential arbitrators. The cost and expense of the Panel shall be borne and paid equally by the parties.

	The Panel shall have the authority to place reasonable limits upon the scope of discovery in connection with any proceeding taking into account the complexity of the issues and the sixty (60) day time limitation to conclude the proceedings. The Panel shall not have the authority to award special, incidental, consequential, exemplary and/or punitive damages nor to issue injunctions.

	Each of the parties hereby specifically reserves the right to such injunctive relief against the other from any court of proper injunction without the necessity of arbitration.

	All decisions of the Panel shall be in writing and made by a majority of the Panel. All proceedings in Arbitration shall be confidential. The award rendered by such arbitrators shall be final and binding on the parties. Notwithstanding the foregoing, however, any judgment upon any award rendered may be entered in any court or other authority having jurisdiction over the parties or application may be made to such court or authority for a judicial acceptance of the award and for an order of enforcement as the case may be. The parties hereby submit to the jurisdiction of any state or federal court sitting in Harris County, Texas for purposes of enforcement of the findings of such arbitrators. The parties agree that no party shall have any right to commence or maintain any suit or legal proceeding concerning any dispute hereunder except for injunctive relief, other than a suit for enforcement of the arbitration provisions contained in this Section 15.12, until the dispute has been determined in accordance with the arbitration procedure provided for herein, and then only for enforcement of the award rendered under such arbitration.

	IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

						SUPPLIER:

						CHEMTRUSION, INC.

						By: s/Scott E. Owens

						Name: Scott E. Owens
						Title: President

						PURCHASER:

						MYTEX POLYMERS

						By: s/Mike Gallagher

						Name: Mike Gallagher
						Title: General Manager

Attachments



Attachment A	 Descriptions of the Finished Products

Attachment B		Descriptions of the Raw Materials

Attachment C		Construction Plans, Specifications and Budget

Attachment D	 Minimum Plant Performance Standards

Attachment E		Quantities, Conversion Ratios, Other Terms and
              Production Charges

Attachment F		Processing/Conversion Agreement Reporting Procedures

Attachment G	 Insurance

Attachment H	 Option to Purchase and Put to Sell Plant and Plant Site

Attachment I		Construction Incentives and Penalties

                        DEFINITIVE AGREEMENT ATTACHMENT A
                      DESCRIPTIONS OF THE FINISHED PRODUCTS

SECTION A.1	Concept of Product Families

	Purchaser's slate of commercial finished products consists of Polypropylene-based compounds. For the purposes of insuring proper equipment selection / design, effective work systems, and achievable goals for key performance indices, the intended finished products slate must be considered. The concept of dividing the gradeslate into "product families" has been employed as a tool. Grades within a family share similar technical difficulty, color criticality, and customer requirements, and therefore production rates and converting efficiencies (yield). The families will be utilized in the formal, annual gradeslate reviews described in Attachment E.1.

SECTION A.2	Product Families Defined

	Six product families can be used to represent the Purchaser's slate of products. The first family has been divided into three sub-families to provide additional distinction. The families (as defined) are referenced in other parts of this agreement.

FAMILY 1	High rate, high yield grades characterized by easy talc filler feed and incorporation, and limited color criticality (natural or via masterbatch). Three sub-families exist.

     *	1a	No or low talc filler (< 10%),;  natural or color via
masterbatch.

     *	1b	Increased filler level (>10%, but <13%);  natural or color
via masterbatch.

     *	1c	High filler level (>13), but all of easier to feed (high
bulk density) talc;  natural or color via masterbatch.

FAMILY 2	High rate, moderate yield grades characterized by easy talc
         filler feed and incorporation (< or = 13% for low bulk density talc, high bulk density level unlimited); more critical color (via free pigment) or other requirements than Family 1.

FAMILY 3	Lower rate, moderate yield grades characterized by more difficult talc filler feed and incorporation (>14% low bulk density talc);
         natural or color via masterbatch.

FAMILY 4	Lower rate, lower yield grades characterized by more difficult talc filler feed and incorporation (>14% low bulk density talc);
         more critical color (via free pigment) or other requirements than Family 3.

FAMILY 5	High rate, high yield with other filler(s) (glass and / or mica);
         natural or color via masterbatch.

FAMILY 6	Products with special processing characteristics or Purchaser's customer requirements.  Rates and yields vary by product.
         Overall organizational support effort is higher than Families 1 through 5.

                      DEFINITIVE AGREEMENT ATTACHMENT B
                      DESCRIPTIONS OF THE RAW MATERIALS

SECTION B.1	Raw Material Formulations

	Purchaser product formulations will be provided via a document and data controlled system. All formulations will include the name of the raw material and its respective target level in parts per hundred (and min/max range where applicable). The base grade formulation (Polymers and Fillers
- -- see Section B.2) will necessarily sum to 100 parts. Additive and Pigment / Concentrate loading parts are additive to the base grade's 100 parts. Guidelines for recycling same grade and color inventory is handled outside the formulation system.

SECTION B.2	Raw Material Categories Description

	Polymers and Fillers -- The combination of specific polymers and fillers provides for the physical performance of the compound, and thus those materials which are ultimately produced from it (i.e.
molded parts). Polymers represent the "meltable" portion of the base formula. Primary polymers in Purchaser gradeslate include polypropylene (impact copolymer, homopolymer, and random copolymer), polyethylene (LLDPE and HDPE), and synthetic rubbers. Fillers are added to modify the polymer blend performance by enhancing compound stiffness. They can also improve durability.

	Additives -- A wide array of additives are utilized to assure the long-term performance of the compound. The automotive applications focus of Purchaser requires that products store and perform in potentially "polymer hostile" environments for many years. Other additives may be included to enhance pigment/filler dispersion, modify polymer molecular structure, compatibilize polymer and filler, and improve downstream processing (mold release, static dissipation, etc.). It is possible for different additive packages to be used with the same polymer/filler (base grade) blends.

	Pigments -- Through and through color of molded products is made possible via the incorporation of various organic and inorganic pigments to the compound. Critical color applications requiring exacting color control and adjustment are supported via the addition of Supplier formulated, multi-component, free pigment recipes. Less rigorous applications (where part is generally either hidden or painted) are often met via a color masterbatch or concentrate (pigment predispersed with polymer carrier). One base grade can be produced in many different colors.

SECTION B.3	Raw Material Forms

	Effective storage, handling and feeding of raw materials requires knowledge of their delivered form.

	Polymers and Fillers

	Polyolefin resins (PE and PP) are generally supplied as pellets. On a few grades, the granular form of these materials may be supplied. The use of a small quantity of granular PE or PP has been identified as beneficial for free pigment preblend preparation. Generally, the materials will be packaged in rectangular or octagonal boxes (>1000lb. per box) until consumption rates exceed 80klb to 100klb per month, at which point bulk delivery via hopper cars is preferred. Note that target turnaround for a rail car is less than 60 days.

	Rubber is also generally provided in a pelletized form. Particularly sticky varieties have their pellets dusted with a compatible agent to minimize agglomeration cold flow. The material is supplied via palletized bags (nominally 50lb. or 55lb.). Recently developed rubber replacements (polyolefin plastomers) are pelletized and in the same type of box as the resins. Bulk delivery forms are possible with some grades.

	Fillers vary widely by their type. Talcs are fine particles and can therefore be difficult to handle. They are primarily supplied in 50lb. bags. The volume of the bag varies widely with the grade's bulk density. Mica is also a powder, although somewhat coarser than the talcs. It also is supplied in bags. Glass fibers have a more defined, rod like shape being short (uniform lengths of chopped glass strands, typically 6mm to 10mm in length). Package types for glass fibers can vary from bags, to boxes, with bulk bags possible.

	Additives

	The majority of additives are powders, granules, flake or bead. Several of Purchaser raw materials are only available in liquid form; however, liquid injection equipment is not required -- liquid volumes are small enough to wet out other materials during preblend preparation. Additives are generally supplied in bags or lined fiber drums.

	Pigments

	A combination of organic and inorganic pigments will comprise the pigment inventory. These materials are of powder form, and come in lined fiber drums. Dyes, liquids, prills, etc. are not envisioned.
Masterbatches are pelletized and are available in bags or lined fiber drums.

SECTION B.4	Raw Material Traceability

	The Purchaser quality assurance system dictates that finished product units be traceable to the raw material units used to produce them. Raw material supplier labelling provides lot and/or package number information for this purpose.

	DEFINITIVE AGREEMENT ATTACHMENT C
	CONSTRUCTION PLANS, SPECIFICATIONS, AND BUDGET


[confidential - filed separately with SEC]

                         DEFINITIVE AGREEMENT ATTACHMENT D
                        MINIMUM PLANT PERFORMANCE STANDARDS

SECTION D.1	Performance Standards (General)

	Purchaser and Supplier have agreed that certain performance standards are prerequisites to successful commercial compound production from the plant. Two types of standards are addressed -- plant systems validation and grade specific performance.

SECTION D.2	Plant Systems Validation

	Listed below are statements of performance minimums for various plant systems. Purchaser and Supplier shall work together to validate that each system listed meets or exceeds the stated minimum.

(a)	Written Quality System -- Quality Assurance Documentation "manuals"
    describing the plant quality systems are in place. These manuals are to be organized to encompass elements according to the ISO 9002:1994 (and QS9002) Standard.

(b)	Testing Lab -- The testing lab is equipped and procedures have been written to perform testing necessary for the start-up gradeslate. Procedures involving calibration and use control samples are in place.

(c)	Raw Material Receipt -- Physical receipt and unloading of package goods and bulk materials has been demonstrated. Material inspection, including validation of C of A against spec is performed. Materials have been properly stored in the warehouse and the inventory system promptly updated.

(d)	Raw Material Staging -- An area exists for staging of raw materials for a planned production run. Inventory location updates for staged materials have been made.

(e)	Preblend Preparation and Feed Set-up -- Ability to validate correct preblend formulation and LIW feeder calibration and setpoint control has been demonstrated.

(f)	Contamination Prevention -- Potential sources of contamination have been addressed via design and / or procedures. Metal detection and separation systems have been tested and validated to function properly.

(g)	Packaging and Labelling -- Ability to properly package and label product has been demonstrated (non-bulk loadout).

(h)	Post-production Staging -- An area exists for staging of packaged production following a planned production run while product evaluation and grading is in progress. Inventory location updates for staged materials can been made.

SECTION D.2	Plant Systems Validation   (cont.)

(i)	Finished Product Inventory --   Ability to properly store graded
    production material in the warehouse and promptly update the inventory system has been demonstrated.

(j)	QC Reporting -- Ability to complete required quality testing and communicate to Purchaser per defined reporting procedures has been demonstrated.

(k)	Consumption Reporting -- Ability to communicate information to
    Purchaser regarding production run inventory transactions (raw material consumption and finished goods production) per defined reporting procedures has been demonstrated.

(l)	Product Shipment -- Ability to properly stage and load truckload shipments has been demonstrated. Ability to pneumatically transfer product to the respective railcar and hopper truck loadout stations has been demonstrated. Ability to properly complete shipment associated paperwork and system transactions has been confirmed.

SECTION D.3	Grade Specific Performance

	The following page addresses product specific performance criteria. Grades were selected to represent the full range of Purchaser products and involve all four plant production lines. Production rate, converting efficiency, and overall quality parameter minimums are specified for each grade / line combination.




[confidential - filed separately with SEC]

                        	DEFINITIVE AGREEMENT ATTACHMENT E
                   	QUANTITIES, CONVERSION RATIOS, OTHER TERMS
                           	AND PRODUCTION CHARGES


SECTION E.1	PRODUCTION VOLUMES AND YIELD RATIOS

	The Purchaser's business receives optimum benefit from the Plant when prime production quantities and overall yield ratios are maximized. The varied grade slate and run lengths directly affect both areas. Based on shared knowledge of the product formulations, equipment design and capability, prior experience, and improvement expectations, the Purchaser and Supplier shall meet formally at least once per calendar year to review the plant gradeslate, including but not limited to the following parameters: grade, product family, production volume, intended production line(s), historical and anticipated yields, and special customer sensitivities/requirements.



[confidential - filed separately with SEC]

                     DEFINITIVE AGREEMENT ATTACHMENT F
          PROCESSING / CONVERSION AGREEMENT REPORTING PROCEDURES


	Regular, structured communication between Supplier and Purchaser is required to support Purchaser's business.

	The communications chart below documents the major steps within and between organizations in support of the planning, production, inventory, quality and order handling/shipping processes. Key interfaces are identified, along with specific communications vehicles that support them.
 Those communications documents denoted by a * will be used in the determination of the reporting timeliness milestone described in Attachment
E.3. The communications chart shall be updated as required to reflect new or modified processes.

                       	DEFINITIVE AGREEMENT ATTACHMENT G
                                  	INSURANCE


			TYPE                      				MINIMUM LIMITS

		Property	                			[confidential - filed separately with SEC]
		Business Interruption
		Boiler & Machinery


           Coverage includes fire, windstorm, hurricane, hail, riot, theft, etc., and all other direct physical loss.

		General Liability			$2,000,000  Aggregate
               							$1,000,000  Each Occurrence
               							$1,000,000  Products
               							$1,000,000  Personal & Adv.

		Crime	           			$500,000  Empl. Dishonesty
               							$500,000  Forgery
               							$500,000  Computer Fraud

 	Includes Employee Dishonesty, Depositors Forgery and Computer Fraud

		Electronic Equipment		[confidential - filed separately
                        with SEC]

           Covers computer systems owned or leased in the event of direct physical loss or breakdown.

		Auto	          				$2,000,000  Bodily Injury
              							$1,000,000  Uninsured Motorist
              							$2,000,000  Hired & Non-Owned Automobiles

        	Including coverage for Owned, Hired and Non-Owned Automobiles

		Commercial Umbrella			$10,000,000

 	Excess Liability coverage for underlying liability policies.

		Warehouse Legal			[confidential - filed separately with SEC]

		Workers Compensation		$1,000,000  Bodily Injury Including Disease

                      	Statutory Benefits

		CLASSIFICATION			[confidential - filed separately with SEC]
		Plastics Manufacturing
		Warehouse
		Clerical

		Fiduciary Liability			$1,000,000  Annual Aggregate

                   	DEFINITIVE AGREEMENT ATTACHMENT H
           	OPTION TO PURCHASE AND PUT TO SELL PLANT AND PLANT SITE


	This Option to Purchase and Put to Sell Plant and Plant Site (this "Contract") is made this 26th day of January, 1996, at Houston, Harris County, Texas, by CHEMTRUSION, INC., a Delaware corporation ("Chemtrusion"), and MYTEX POLYMERS, a Delaware general partnership of affiliates of Mitsubishi Chemical American and Exxon Chemical Company, a division of Exxon Corporation ("Mytex"). Chemtrusion and Mytex are collectively referred to herein as the "Parties" and individually as a "Party."

                               	RECITALS

	WHEREAS, Chemtrusion is the owner of certain real property located in Jeffersonville, Indiana, more particularly described on Exhibit "A" hereto (the "Land"); and

	WHEREAS, Chemtrusion has constructed, or, at the time of entering into this Contract, is in the process of constructing and equipping a facility
(the "Plant") on the Land to compound, warehouse and distribute Mytex products;

	WHEREAS, Mytex desires to have the exclusive right and option to purchase the Property (as hereinafter defined), under specific terms and conditions;

	WHEREAS, Chemtrusion desires to have the exclusive right to sell the Property (as hereinafter defined) to Mytex under specific terms and conditions; and

	WHEREAS, Chemtrusion and Mytex have entered into a Definitive Agreement for Compounding Services (the "Definitive Agreement") of even date herewith;

	NOW THEREFORE, in consideration of the premises hereof and the representations, warranties and covenants contained herein, the Parties agree as follows:

                             	AGREEMENT

1   Grant of Option and Put.  For the consideration expressed in
Section 3 of this Contract and subject to the terms and conditions hereafter set out, Chemtrusion hereby grants to Mytex, its successors and assigns, the exclusive right and option ("Option") to purchase the Property (as hereinafter defined) and Chemtrusion is hereby granted the right to put ("Put") the Property to Mytex, the Property to include the following:

(a) the Land, the Plant and all other buildings, structures, facilities, and amenities now or hereafter located on the Land ("Improvements");

(b) all right, title and interest in and to all fixtures and building materials of every kind and nature, now or hereafter situated in, on or about or affixed or attached to the Land and/or Improvements ("Fixtures");

(c) all tenements, hereditaments, easements, rights-of-way, uses, rights, privileges, and appurtenances now or hereafter belonging or in any way appertaining to the Land and/or Improvements, including, without limitation, any right, title, interest, claim, or demand in, to or under any agreement granting, conveying, or creating, for the benefit of the Land or Improvements, any easement, right, or license in any way affecting other property, and in, to and under any streets, ways, alleys, vaults, gores, or strips of land adjoining the Land or any part thereof, and all claims and demands at law and in equity, in possession or expectancy, relating to the Land and/or Improvements;

(d) all of Chemtrusion's personal property, fixtures, and equipment such as furniture, furnishings, pipes, ducts, conduits, dynamos, motors, engines, compressors, generators, boilers, stokers, furnaces, pumps, tanks, elevators, escalators, switchboards, security systems, sprinkler systems, fire prevention and extinguishing apparatus, all refrigerating, air-conditioning, heating, plumbing, ventilating, gas, steam, electrical, and lighting fittings and fixtures, and all building materials, equipment, and goods now or hereafter delivered to the Land and intended to be installed in the Improvements, and all other machinery, fixtures, tools, implements, apparatus, appliances, compounding equipment, mixers, vats, storage vessels, laboratory equipment, forklifts, trailers, computers, software, mechanical equipment, goods, facilities, and other personal property of every kind and character whatsoever, together with all renewals, replacements, and substitutions thereof and therefor, and all additions and accessions thereto, now or hereafter located or situated in or upon or affixed or attached to or used in connection with the operation of all or any portion of the Land and/or Improvements (excluding Chemtrusion's off-site assets which are also used in connection with Chemtrusion's business other than the operations of the Plant) (collectively, the "Personal Property"); and

(e) all of Chemtrusion's rights under all agreements, contracts, permits, licenses, bonds, public improvement agreements, and plans and specifications relating to the construction and/or operation of the Plant or of the Improvements including, without limitation, all contracts with all general contractors, subcontractors, laborers, materialmen, engineers, and architects subject to Section 8.4 of the Definitive Agreement.

The Land, Improvements, Fixtures, Personal Property, and all other properties, rights, and interests hereinabove described are collectively called the "Property".

2. Option and Put Period. The Option and Put granted in Section 1 above shall commence as of the date hereof and shall expire if not exercised within the time limits set forth in Sections 6 and 7 hereof (the "Option/Put Period").

3. Option Consideration. The Option and Put are granted in consideration of and as an integral part of the consideration contained in the Definitive Agreement, the receipt and sufficiency of which are hereby acknowledged by Chemtrusion and Mytex.

4. Date and Place of Closing. The closing of the purchase and sale herein contemplated (the "Closing") shall take place at the offices of Cochran, Rooke & Craft, L.L.P., 2200 Post Oak Boulevard, Suite 700, Houston, Texas, or at such other location as the Parties may mutually determine, commencing at 9:00 a.m. local time (i) in the case of an exercise of the Option or Put upon expiration of the Definitive Agreement, on the last business day of the term of the Definitive Agreement, and (ii) in the case of an exercise of the Option or Put upon termination of the Definitive Agreement upon the default of either Party, on the first business day following the expiration of 30 days after notice of exercise of the Option or Put is given in accordance with the terms hereof, or on such other date as the Parties may mutually determine.

5.   Purchase Price.  The total purchase price consideration (the
"Purchase Price") to be paid by Mytex to Chemtrusion for the Property shall be as follows:

[confidential - filed separately with SEC]

6. Exercise of Option. Mytex may exercise the Option (a) in the event Mytex does not renew the Definitive Agreement at the end of the Primary Term or any Renewal Term, upon giving Chemtrusion written notice at least 120 days prior to the expiration of such Primary Term or Renewal Term, or (b) upon termination of the Definitive Agreement by Mytex pursuant to Paragraph (b) or (c) of Section 9.2 of the Definitive Agreement upon giving Chemtrusion written notice thereof within 14 days of such termination.

7. Exercise of Put. Chemtrusion may exercise the Put (a) in the event Mytex does not renew the Definitive Agreement at the end of the Primary Term or any Renewal Term, upon giving Mytex written notice at least sixty (60) days prior to the expiration of such Primary Term or Renewal Term, or (b) upon termination of the Definitive Agreement by either Party pursuant to Section 9.2(b) or (c) of the Definitive Agreement upon giving Mytex written notice thereof within 21 days after such termination.

8. Automatic Termination. In the event Mytex fails to exercise the Option in accordance with the terms hereof within the Option/Put Period, the Option and all rights of Mytex hereunder shall automatically and immediately terminate without notice. In the event Chemtrusion fails to exercise the Put in accordance to the terms hereof within the Option/Put Period, the Put and all rights of Chemtrusion hereunder shall automatically and immediately terminate without notice.

9. Representations and Warranties of Chemtrusion. Chemtrusion represents and warrants to Mytex that, as of the date of this Contract and as of the Closing, the following are true and correct:

(a) Chemtrusion at Closing will convey the Land, Fixtures and Improvements to Mytex by special warranty deed, subject to no matters other than the Permitted Encumbrances (as defined below);

(b) There are no pending attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any debtor relief laws, or for the appointment of a receiver, conservator, or similar person, against or affecting the Property, and, to the best of Chemtrusion's knowledge and belief, there are no reasonable grounds for same;

(c) Except for those listed on Exhibit "B" attached hereto (the "Permitted Encumbrances"), as of Closing there will be no outstanding debts, liabilities, or obligations arising from the construction, ownership, or operation of the Property, and Chemtrusion has paid all taxes, charges, and assessments against the Property and/or imposed upon Chemtrusion relating to the Property and all costs, fees and expenses incurred in connection with the Property, then due, and no creditor, claimant, or obligee is entitled to enforce a claim or lien against the Property or any part thereof, and with regard to those matters described on Exhibit "B" attached hereto, there are no breaches or defaults under any of same which could reasonably be expected to adversely affect the Property or Chemtrusion's performance of its obligations hereunder;

(d) Chemtrusion is a Delaware corporation, duly formed and organized and validly existing under the laws of the State of Delaware;

(e) Chemtrusion has no knowledge that there are any toxic, explosive, or otherwise dangerous materials concealed within or buried beneath the Land or that any of the same have ever been removed from the Land, other than in compliance with the Definitive Agreement.

	9A.	Representations and Warranties of Mytex.  Mytex represents and warrants to Chemtrusion that, as of the date of this Contract and as of the Closing, the following are true and correct:

		(a)	Mytex is a Delaware general partnership of affiliates of
Mitsubishi Chemical America and Exxon Chemical Company, and
Mytex is duly organized as a general partnership under the laws of the state of Delaware and the partners in Mytex are corporations duly formed and organized and validly existing under the laws of their jurisdictions of incorporation;

		(b)	Mytex has the power and authority to purchase the Property
under this Contract and to assume the obligations required to be assumed by Mytex hereunder, and all partnership action required to authorize the execution, delivery and performance of this Contract has been taken prior to the date hereof; and

		(c)	Upon the Closing of the Option or the Put pursuant to the
terms hereof, Chemtrusion shall have no further obligations or liabilities with respect to the operations or ownership of the Property from and after such Closing, and shall have no further obligations or liabilities under the Plant Loan or the Contractual Obligations.

10.    Items to be Delivered at Closing.

		At Closing, Chemtrusion shall deliver to Mytex each of the following items:

(a) a Special Warranty Deed in form and content reasonably satisfactory to Mytex, duly executed and acknowledged by Chemtrusion, conveying to Mytex the Land, Fixtures and Improvements, subject only to the Permitted Encumbrances;

(b) a Bill of Sale in form and content reasonably satisfactory to Mytex, duly executed and acknowledged by Chemtrusion, conveying to Mytex full title to the Personal Property, subject only to the Permitted Encumbrances;

(c) copies of all books, records, files, documents, maps, surveys, reports, test results, contracts, letters, and other papers in the possession and control of Chemtrusion which relate in any way to the Property or any part thereof, or the ownership, construction, operation, management, maintenance or use thereof;

(d) an Assignment and Assumption Agreement in form and content reasonably satisfactory to Mytex and Chemtrusion, duly executed and acknowledged by Chemtrusion, assigning to Mytex all benefits under, and pursuant to which Mytex will assume all liability associated with, Chemtrusion's agreements, contracts, permits, licenses, bonds, public improvement agreements, and plans and specifications relating to the construction of the Improvements and the development, management, maintenance, and operation thereof;

(e) a current certificate issued by a company reasonably acceptable to Mytex showing all Uniform Commercial Code filings, chattel mortgages, assignments, pledges, or other encumbrances that have been filed against the Property or any part thereof in the jurisdictions in which the Plant is located and a certification by Chemtrusion that each such filing relates only to Permitted Encumbrances;

(f) a certificate in form and content reasonably satisfactory to Mytex, duly executed by Chemtrusion, confirming that, as of the date of Closing, all of the warranties and representations set forth in Section 9 above are true and correct;

(g) a certificate in form and content reasonably satisfactory to Mytex, duly executed by Chemtrusion, confirming that Chemtrusion has the power and authority to sell the Property pursuant to this Contract and that the person or persons executing all documents required for the Closing on behalf of Chemtrusion have full right, power and authority to do so;

(h) a Non-Foreign Person Affidavit in form and content satisfactory to Mytex, duly executed and acknowledged by Chemtrusion; and

(i) all original building permits, sewer permits, zoning designations, construction contracts, invoices and receipts relating to the construction of the Improvements, and all other agreements, contracts, permits, licenses, bonds, plans and specifications, change orders, authorizations, and approvals in any way relating to or affecting the Property or the use or operation thereof then in Chemtrusion's possession or control.

	At Closing, Mytex shall (i) pay the Option Price or Put Price, as appropriate to Chemtrusion, (ii) execute and deliver to Chemtrusion the Assignment and Assumption Agreement described in paragraph (d) above; (iii) deliver to Chemtrusion a certificate in form and content reasonably satisfactory to Chemtrusion, duly executed by Mytex, confirming that, as of the date of the Closing, all of the warranties and representations set forth in Section 9A are true and correct; and (iv) to the extent applicable, execute and deliver an assumption agreement reasonably satisfactory to Chemtrusion with respect to the remaining principal balance of the Plant Loan.

11.   Defaults; Remedies.

(a) Defaults. A party shall be deemed to be in default hereunder if any of the warranties or representations herein made by such party are untrue or if either party shall fail to meet, comply with, or perform any covenant, agreement, obligation, or undertaking to be performed by such party hereunder within the time limits and in the manner required herein.

(b) Remedies. In the event of a default hereunder, either party may enforce specific performance of this Contract against the other, seek damages resulting from such default, or pursue any other rights or remedies available to it at law or in equity, and no right, remedy, or recourse herein conferred upon or reserved to such party is intended to be exclusive of any other right, remedy, or recourse which such party may be entitled to exercise against the other, and each and every such right, remedy, and recourse shall be cumulative and shall be in addition to all others given hereunder, or now or hereafter existing at law or in equity or by statute. No delay or omission by either party in exercising any right, remedy, or recourse upon the occurrence of any breach or default hereunder shall impair any such right, remedy, or recourse, or any other right, remedy or recourse of such party, or be construed as a waiver of any such breach or default, or right, remedy, or recourse, or any acquiescence in any such breach or default, and such party may exercise every right, remedy and recourse available to it from time to time and as often as may be deemed expedient, and resort to any such rights, remedies or recourse shall not prevent the concurrent or subsequent pursuit by such party of any other appropriate right, remedy, or recourse against the other.

12. Real Estate Commission. Mytex and Chemtrusion each represent and warrant to the other that no broker, real estate agent, or any other party entitled to receive a fee or commission as a result of the purchase and sale herein contemplated, has been or will be involved in any manner with the purchase and sale herein contemplated, and should any broker, agent, or other party claim a fee or commission in respect of the purchase and sale herein contemplated, such claim and all costs incurred in connection therewith and all litigation relating thereto shall be handled by and be the sole expense and responsibility of the party whose actions form the basis of the claim, and each party hereto agrees to indemnify the other party hereto for such claims.

13. Notices. Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by either Party to the other Party may be effected by personal delivery in writing or by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed received as of actual receipt. Mailed notices shall be addressed as set forth below, but each Party may change its address by written notice in accordance with this Paragraph 12.

		To Chemtrusion:			Chemtrusion, Inc.
             							7115 Clinton Drive
             							Houston, Texas  77020
             							Attn:  Scott Owens, President
             							Telephone:  (713) 675-1616
             							Facsimile:  (713) 675-8479

		With a copy to:			N.L. Stevens, III
             							Gardere Wynne Sewell & Riggs
              						333 Clay, Suite 800
             							Houston, Texas  77002
             							Telephone:  (713) 308-5774
             							Facsimile:  (713) 308-5807

		To Mytex:     				Mytex Polymers
             							1501 Baytown East Freeway
             							Suite 107
              						Baytown, Texas  77521-1349
             							Attn:  General Manager
             							Telephone:  (713) 425-4939
             							Facsimile:  (713) 425-4940

		With a copy to:			Mr. Michael R. Rooke
             							Cochran, Rooke & Craft, L.L.P.
             							2200 Post Oak Blvd., Suite 700
             							Houston, Texas  77056
             							Telephone:  (713) 621-6600
             							Facsimile:  (713) 621-8562

14. Entire Agreement; Exhibits. This Contract and the Exhibits hereto and the Definitive Agreement contain the entire agreement between the Parties relating to the subject matters hereof. Any oral representations or modifications concerning this Contract shall be of no force or effect, excepting a subsequent modification in writing signed by the party to be charged. The Exhibits hereto are fully incorporated herein by reference.

15. Jurisdiction and Invalid Provisions. This Contract shall be governed by the internal laws of the State of Texas (without regard to the conflicts of laws principles thereof). If any provision of this Contract is held to be illegal, invalid, or unenforceable under any present or future laws, (a) such provision shall be severed herefrom and this Contract shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Contract, (b) the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Contract, and (c) in lieu of any such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Contract, a provision as similar in terms to such illegal, invalid, or unenforceable provision as possible without causing either the added provision or any other provision of this Contract to be illegal, invalid or unenforceable.

16. Parties Bound. Neither Chemtrusion nor Mytex shall be entitled to assign this Contract or any of its rights, titles or interests hereunder to any other party, provided, however, that this Contract may be assigned by either party to any of such party's affiliates or to any successor or assign of all or substantially all of such party's business or assets, and this Contract shall be binding upon and inure to the benefit of Chemtrusion and Mytex, their respective heirs, personal representatives and successors and permitted assigns.

17. No Merger. The representations, warranties, agreements, and undertakings of Chemtrusion and Mytex herein contained shall survive the Closing for a period of two (2) years from the date thereof and shall not be merged therein.

18. Memorandum of Contract. At any time prior to the Closing, at Mytex's option and expense, a Memorandum of this Contract, in form and content reasonably satisfactory to Mytex, shall be executed and acknowledged by Chemtrusion and Mytex and shall be recorded in the appropriate records of the County in which the Property is located.

19. Headings. The headings of the sections herein are for convenience only and shall not affect the meanings or interpretations of the contents hereof.

20. Time. Time shall be of the essence in all things pertaining to the performance of this Agreement.

21. Attorneys' Fees. In the event of any controversy, claim or dispute between the Parties arising out of or relating to this Agreement or the breach thereof, the prevailing Party shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorneys' fees in such litigation, which shall be determined by the court in such litigation or in a separate action brought for that purpose.

22. Terms. Any capitalized term not defined herein shall have the meaning assigned to such term in the Definitive Agreement.

						CHEMTRUSION, INC.


						By:

						Name:
						Title:

						MYTEX POLYMERS


						By:

						Name:
						Title:

THE STATE OF TEXAS

COUNTY OF HARRIS

		This instrument was acknowledged before me on this ____ day of ____________, 1995, by ___________________________,
_________________________ of Chemtrusion, Inc., a ____________ corporation, for and on behalf of said corporation.


[S E A L]

						Notary Public in the
						State of Texas
						Printed Name of Notary:_______________________
						My commission expires: _______________________


THE STATE OF TEXAS

COUNTY OF HARRIS

		This instrument was acknowledged before me on this ____ day of _____________, 1995, by _____________________________,
_________________________ of Mytex Polymers, a Texas joint venture, for and on behalf of said joint venture.


[S E A L]

						Notary Public in the
						State of Texas
						Printed Name of Notary:_______________________
						My commission expires: _______________________

                              	EXHIBIT "A"


                         	PROPERTY DESCRIPTION


CHEMTRUSION TRACT

A part of Survey No. 14 of the Illinois Grant in Utica Township of Clark County, Indiana, bounded as follows:

Commencing at a brass-capped stone monument in the southeast line of Survey No. 14 which marks the north corner of Survey No. 6 and the West corner of Survey No. 7, thence the following courses:

South 54 deg. 18 min. 32 sec. West, 1129.56 feet with the line between Surveys No. 6 and No. 14 to a point in the northeast line of Port Road a private roadway.
North 35 deg. 36 min. 31 sec. West, 1516.82 feet with said northeast line of Port Road.
South 54 deg. 23 min. 29 sec. West, 97.61 feet to an iron pin which marks the True Point of Beginning.

Thence the following courses of the boundary:

South 54 deg. 23 min. 29 sec. West, 1220.03 feet to an iron pin, thence southwardly 402.85 feet along a curve to the left having a radius of
463.00 feet and which is subtended by a long chord bearing
South 08 deg. 02 min. 19 sec. West, 390.26 feet to an iron pin;
North 32 deg. 42 min. 14 sec. West, 147.67 feet to an iron pin; thence northwardly 766.12 feet along a curve to the right having a radius of
587.27 feet and which is subtended by a long chord bearing
North 03 deg. 54 min. 48 sec. East, 712.94 feet to an iron pin;
North 42 deg. 35 min. 56 sec. East, 107.58 feet to an iron pin; thence northeastwardly 346.20 feet along a curve to the left having a radius of 697.27 feet and which is subtended by a long chord bearing
North 27 deg. 03 min. 43 sec. East, 342.65 feet to an iron pin;
North 54 deg. 23 min. 29 sec. East, 620.63 feet to an iron pin;
South 35 deg. 24 min. 10 sec. East, 594.33 feet to the Place of Beginning and containing 16.356 acres of land, more or less.

ACCESS EASEMENT NO. 1

Also, an access and utility easement in and to the following-described real estate, to wit:

Commencing at the Point of Beginning of the hereinabove described 16.356 acre tract, thence the following courses:

North 35 deg. 24 min. 10 sec. West, 49.00 feet with the northeasterly line of said tract to the True Point of Beginning of this easement

Thence the courses of the boundary:

North 35 deg. 24 min. 10 sec. West, 80.00 feet;
North 54 deg. 23 min. 29 sec. East, 47.14 feet to a point in the westerly line of Port Road, a private road;
South 35 deg. 36 min. 31 sec. East, 80.00 feet with said westerly line of Port Road;
South 54 deg. 23 min. 29 sec. West, 47.43 feet to the Point of Beginning and containing 0.087 acres of land, more or less.

ACCESS EASEMENT NO. 2

Also, an access and utility easement in and to the following-described real estate, to wit:

Commencing at the Point of Beginning of the hereinabove described 16.356 acre tract, thence the following courses:

North 35 deg. 24 min. 10 sec. West, 448.33 feet with the northeasterly line of said tract to the True Point of Beginning of this easement.

Thence the courses of the boundary:

North 35 deg. 24 min. 10 sec. West, 80.00 feet.
North 54 deg. 23 min. 29 sec. East, 45.71 feet to a point in the westerly line of Port Road, a private road;
South 35 deg. 36 min. 31 sec. East, 80.00 feet with said westerly line of Port Road;
South 54 deg. 23 min. 29 sec. West, 46.00 feet to the Point of Beginning and containing 0.084 acres of land, more or less.

RAIL ACCESS EASEMENT

Also, a railroad access easement in and to the following described real estate, to wit:

Commencing at the Point of Beginning of the hereinabove described 16.356 acre tract, thence the following courses:

South 54 deg. 23 min. 29 sec. West, 1220.03 feet with the southeasterly line of said tract to an iron pin; thence southwardly 402.85 feet along a curve to the left having a radius of 463.00 feet and which is subtended by a long chord bearing
South 08 deg. 02 min. 19 sec. West, 390.26 feet to an iron pin which marks the True Point of Beginning of this easement.

Thence the courses of the boundary:

Southeastwardly 133.42 feet along a curve to the left having a radius of
463.00 feet and which is subtended by a long chord bearing
South 25 deg. 08 min. 35 sec. East, 132.90 feet; thence southeastwardly
97.31 feet along a curve to the right having a radius of 779.49 feet and which is subtended by a long chord bearing
South 29 deg. 48 min. 58 sec. East, 97.25 feet;
South 26 deg. 10 min. 29 sec. East, 34.68 feet; thence southeastwardly
65.73 feet along a curve to the left having a radius of 447.73 feet and which is subtended by a long chord bearing
South 29 deg. 26 min. 36 sec. East, 65.67 feet;
South 56 deg. 21 min. 05 sec. West, 30.00 feet; thence northwestwardly
70.13 feet along a curve to the right having a radius of 477.73 feet and which is subtended by a long chord bearing
North 29 deg. 26 min. 36 sec. West, 70.07 feet;
North 26 deg. 10 min. 29 sec. West, 34.68 feet; thence northwestwardly
93.56 feet along a curve to the left having a radius of 749.49 feet and which is subtended by a long chord bearing
North 29 deg. 48 min. 58 sec. West, 93.50 feet, thence northwestwardly
224.24 feet along a curve to the right having a radius of 493.00 feet and which is subtended by a long chord bearing
North 20 deg. 22 min. 06 sec. West, 222.31 feet to a point in the southwesterly line of the above-described 16.356 acre tract;
South 32 deg. 42 min. 14 sec. East, 85.01 feet with said line to the Point of Beginning and containing 0.262 acres of land, more or less.

                           	EXHIBIT "B"


                      	PERMITTED ENCUMBRANCES



1.	The encumbrances and exceptions to title set forth in the Owner's
Policy of Title Insurance issued to Chemtrusion at the closing of the purchase of the Land; and

2.	The liens securing the Plant Loan; and

3.	The liens arising by operation of law securing payment of sums related to the ownership, operation or improvements of the Plant which are not yet due and payable; and

4.	Easements, rights-of-way and other encumbrances granted in the ordinary course of business which do not materially interfere with access to, egress from, or the use or the operation of the Property; and

5.	The liens and encumbrances set forth in the deed pursuant to which
Chemtrusion acquired the Land from the Indiana Port Commission.

              	DEFINITIVE AGREEMENT ATTACHMENT I
            	CONSTRUCTION INCENTIVES AND PENALTIES


	An on-time start-up is crucial to Purchaser in two respects:

(a)	Next model year product qualification submissions are due early in
3Q96. In order for these products to be commercially supplied from the new plant, the initial qualification submissions must also be generated there as well. At least one line must be in a position to produce these submissions in July, 1996.

(b)	Rematrixing of existing toll processor volumes to the new plant requires careful planning and advanced communication with affected grades' customers. Once communicated to the customers, adherence to a rematrixing schedule becomes business critical. Start-up delays can quickly jeopardize existing business.

	The table below defines how Supplier incentives and penalties will be administered.




                  				             ON / BEFORE	                     PENALTY PER
EVENT		                    	      TARGET DATE          INCENTIVE	    DAY LATE

START-UP [confidential]         Line	7/01/96	[confidential - filed separately
                                                             with SEC]

START-UP [confidential]         Line	8/15/96

START-UP [confidential]         Line	8/15/96

START-UP [confidential]         Line	8/31/96

MEET PERFORMANCE STDS	          8/31/96	                  ---          	---
	PER ATTACH. D (see note)	                              Triggers Start Mgt. Fee


NOTE:	Performance standards include Plant Systems Validation (D.2) and
      Grade Specific Parameters Demonstration (D.3).